Exhibit 10.14

EXECUTION COPY

WATSCO, INC.

$125,000,000

SECOND AMENDED AND RESTATED

PRIVATE SHELF AGREEMENT

as of December 10, 2004

i

	5D.	Guaranteed Obligations	22
	5E.	Maintenance of Insurance	22
	5F.	Maintenance of Legal Existence/Compliance with Law/Preservation of Property	22
	5G.	Compliance with Environmental Laws	23
	5H.	No Integration	23
	5I.	Financial Records	23
	5J.	Other Covenants	23
	5K.	Payment of Obligations	24
	5L.	Additional Subsidiaries	24
	5M.	Reserved	24

6.	NEGATIVE COVENANTS		24

	6A.	Financial Limitation	25
	6B.	Liens, Debt and Other Restrictions	25
	6C.	Sale of Assets	29
	6D.	Subsidiary Stock and Debt	30
	6E.	Sale of Receivables	31
	6F.	ERISA	31
	6G.	Environmental Matters	32
	6H.	Specified Laws	32
	6I.	Business Activities	32
	6J.	Restricted Payments	32

7.	EVENTS OF DEFAULT		33

	7A.	Acceleration	33
	7B.	Rescission of Acceleration	35
	7C.	Notice of Acceleration or Rescission	36
	7D.	Other Remedies	36

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES		36

	8A.	Organization	36
	8B.	Financial Statements	37
	8C.	Actions Pending	37
	8D.	Outstanding Debt	38
	8E.	Title to Properties	38
	8F.	Taxes	38
	8G.	Conflicting Agreements and Other Matters	38
	8H.	Offering of Notes	38
	8I.	Use of Proceeds	39
	8J.	ERISA	39
	8K.	Governmental Consent	39
	8L.	Environmental Compliance	40
	8M.	Disclosure	41
	8N.	Compliance with Laws and Agreements	41
	8O.	Labor Relations	41

	8P.	Reserved	41
	8Q.	Solvency	41
	8R.	Senior Debt	42

9.	REPRESENTATIONS OF THE PURCHASERS		42
	9A.	Nature of Purchase	42
	9B.	Source of Funds	42

10.	DEFINITIONS; ACCOUNTING MATTERS		43
	10A.	Yield-Maintenance Terms	43
	10B.	Other Terms	44
	10C.	Accounting Principles, Terms and Determinations	62

11.	MISCELLANEOUS		62
	11A.	Payments	62
	11B.	Expenses	63
	11C.	Consent to Amendments	64
	11D.	Form and Registration; Transfer and Exchange; Transfer Restrictions; Lost Notes	64
	11E.	Persons Deemed Owners; Participations	65
	11F.	Survival of Representations and Warranties; Entire Agreement	65
	11G.	Successors and Assigns	65
	11H.	Independence of Covenants	66
	11I.	Notices	66
	11J.	Payments Due on Non-Business Days	66
	11K.	Severability	66
	11L.	Descriptive Headings	67
	11M.	Satisfaction Requirement	67
	11N.	Governing Law; Submission to Jurisdiction	67
	11O.	Severalty of Obligations	67
	11P.	Counterparts	67
	11Q.	Rank	67
	11R.	Patriot Act Notice	67
	11S.	Binding Agreement	67

Purchaser Schedule

Information Schedule

EXHIBITS

Exhibit A-1	-	Form of Allonge
Exhibit A-2	-	Form of Fixed Rate Shelf Note
Exhibit A-3	-	Form of Floating Rate Shelf Note
Exhibit B	-	Form of Request for Purchase
Exhibit C	-	Form of Confirmation of Acceptance
Exhibit D-1	-	Form of Opinion of Company Counsel
Exhibit D-3	-	Form of Opinion of Company Counsel, Shelf Note Closing
Exhibit E	-	Form of Guaranty Agreement

SCHEDULES

Schedule 6B(1)	Permitted Liens
Schedule 6B(2)	Outstanding Debt
Schedule 6B(4)	Permitted Investments
Schedule 8A	Subsidiaries
Schedule 8C	Pending Litigation
Schedule 8D	Outstanding Debt
Schedule 8G	Specified Agreements
Schedule 8L	Environmental Compliance
Schedule 10B	Guarantors

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

As of December 10, 2004

The Prudential Insurance Company of America (“Prudential”)

Hartford Life Insurance Company

Medica Health Plan

Pruco Life Insurance Company of New Jersey

Each Other Prudential Affiliate (as hereinafter defined)

which becomes bound by certain provisions of this

Agreement as hereinafter provided (together with

Prudential, the “Purchasers”)

c/o Prudential Capital Group

1170 Peachtree Street, Suite 500

Atlanta, Georgia 30309

Ladies and Gentlemen:

The undersigned, Watsco, Inc., a Florida corporation (the “Company”), is a party with you to that certain Private Shelf Agreement, dated as of January 31, 2000, pursuant to which the Company has issued Notes (the “2000 Agreement”) and which was amended and restated by that certain Amended and Restated Private Shelf Agreement, dated as of October 30, 2002 (as amended, modified or supplemented from time to time the “2002 Agreement”). The Company has requested and you have agreed (on the terms and subject to the conditions hereinafter set forth) to amend and restate the 2002 Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree that the 2002 Agreement shall be and hereby is amended and restated effective as of the date hereof to read in its entirety as follows:

1. PRELIMINARY STATEMENTS.

1A. Authorization and Issue of Series A Notes. The Company has authorized and issued Senior Series A Notes in the aggregate principal amount of $30,000,000, dated February 7, 2001 to mature April 9, 2007 and bearing interest at 7.07% per annum on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable, which were amended by an Allonge executed in connection with the 2002 Agreement (as amended, the “Issued Series A Notes”). The Company will authorize and agree to execute a Second Allonge, in substantially the form of Exhibit A-1 (each an “Allonge”), for each Issued Series A Note issued and outstanding as of the date hereof. The terms “Issued Series A Note” and “Issued

Series A Notes” as used herein shall include each Issued Series A Note previously delivered pursuant to the 2000 Agreement, as previously amended and further amended by such Allonge, and any such Note delivered in substitution or exchange therefor.

1B. Authorization of Issue of Shelf Notes. The Company may authorize the issue of its additional senior unsecured promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to $95,000,000, each Shelf Note to be dated the date of issue thereof, (x) in the case of each Shelf Note so issued bearing a fixed rate of interest (each, a “Fixed Rate Shelf Note”), to mature no more than twelve years after the date of original issuance thereof and to have an average life of no more than ten years after the date of original issuance thereof or (y) in the case of each Note so issued bearing a floating rate of interest (each, a “Floating Rate Shelf Note”), to mature no more than five years after the date of original issuance thereof and to have an average life of no more than five years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2G, and to be substantially in the form of Exhibit A-2 attached hereto in the case of a Fixed Rate Shelf Note and Exhibit A-3 in the case of a Floating Rate Shelf Note. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Issued Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Issued Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate option (fixed or floating), (v) the same interest rate (in the case of Fixed Rate Shelf Notes) or the same LIBOR Rate Margin and Base Rate Margin (in the case of Floating Rate Shelf Notes), (vi) the same interest payment periods (in the case of Fixed Rate Shelf Notes) or the same Interest Periods (in the case of Floating Rate Shelf Notes) and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES.

2A. Purchase and Sale of Issued Notes. On February 7, 2001, the Company sold to you the Issued Series A Notes in the aggregate principal amount of $30,000,000. The Company hereby agrees to execute and deliver to you and, subject to the terms and conditions herein set forth, you agree to accept from the Company, for each Issued Series A Note, an Allonge, in substantially the form of Exhibit A-1.

2B. Purchase and Sale of Shelf Notes.

2B(1) Facility; Available Facility Amount. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL AND THE PRUDENTIAL AFFILIATES TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2C. Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement at any time until the earlier of

(i) December 10, 2007 (or if such day is not a Business Day, the Business Day immediately preceding such day),

(ii) the 30th day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such 30th day is not a Business Day, the Business Day next preceding such 30th day,

(iii) the last Closing Day after which there is no Available Facility Amount,

(iv) the termination of the Facility under paragraph 7A of this Agreement, and

(v) the acceleration of any Note under paragraph 7A of this Agreement.

The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2D. Periodic Spread Information. Not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is any Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility.

Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this paragraph 2D for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

2E. Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall

(i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than the lesser of (A) $10,000,000 and (B) the Available Facility Amount if such Available Facility Amount is equal to or greater than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made,

(ii) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of issuance in the case of Fixed Rate Shelf Notes and five years from the date of issuance in the case of Floating Rate Shelf Notes), average life (which shall be no more than 10 years from the date of issuance in the case of Fixed Rate Shelf Notes and five years from the date of issuance in the case of Floating Rate Shelf Notes), principal prepayment dates (if any) and amounts of the Shelf Notes covered thereby,

(iii) specify whether the rate quotes are to contain fixed rates of interest or floating rates of interest and the interest payment periods (which, in the case of Fixed Rate Shelf Notes, shall be quarterly or semi-annually in arrears) of the Shelf Notes covered thereby,

(iv) specify the use of proceeds of such Shelf Notes,

(v) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after making such Request for Purchase,

(vi) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale,

(vii) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and

(viii) specify whether the fee to be due pursuant to paragraph 2J(2) should be included in the rate quotes Prudential may provide pursuant to paragraph 2F or will be paid separately by the Company on the Closing Day for such purchase and sale, and

(ix) be substantially in the form of Exhibit B attached hereto.

Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2F. Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2E, Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 2:00 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the principal amounts, maturities, principal prepayment schedules, interest rate options (fixed or floating) and interest payment periods (in the case of Fixed Rate Shelf Notes) of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum (or, in the case of Floating Rate Shelf Notes, shall represent the applicable LIBOR Rate Margin and Base Rate Margin) payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2G. Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2F or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2H, elect to accept such interest rate quotes as to not less than the lesser of (A) $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase or (B) the Available Facility Amount if such Available Facility Amount is equal to or greater than $5,000,000. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window (but not earlier than 9:30 A.M. or later than 2:00 P.M., New York City local time) that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2H and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Shelf Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential or any Prudential Affiliate may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2H. Market Disruption. Notwithstanding the provisions of paragraph 2G, if Prudential shall have provided interest rate quotes pursuant to paragraph 2F and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2G the domestic market for U.S. Treasury securities or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities and other financial instruments, or, in the case of quotes with respect to Floating Rate Shelf Notes, a general suspension, material limitation or significant disruption affecting the London interbank market, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2H are applicable with respect to such Acceptance.

2I. Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the Prudential Capital Group, 1170 Peachtree Street, Suite 500, Atlanta, Georgia 30309, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated such Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2I, or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee, if applicable, in accordance with paragraph 2J(3) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

2J. Fees.

2J(1) Facility Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, on the Amendment Closing Day, the Company will pay to Prudential in immediately available funds a nonrefundable fee (herein called the “Facility Fee”) in the amount of $30,000.00.

2J(2) Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than on the Amendment Closing Day) for Accepted Notes in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

2J(3) Delayed Delivery Fee. If (a) the rate of interest specified in a Confirmation of Acceptance in respect of any Accepted Note is a fixed rate of interest and (b) the closing of the purchase and sale of such Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to the Purchaser of such Accepted Note (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note, “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed), “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent payment of Delayed Delivery Fee with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. If the foregoing calculation yields a negative number or zero, no Delayed Delivery Fee shall be due. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2I.

2J(4) Cancellation Fee. If (a) the rate of interest specified in a Confirmation of Acceptance in respect of any Accepted Note is a fixed rate of interest and (b) the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of such Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2G or the penultimate sentence of paragraph 2I that the closing of the purchase and sale of such Accepted Note is to be cancelled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) having a maturity date the same as, or closest to, such Accepted Note, on the Acceptance Day for such Accepted Note (if the difference is a negative number or zero, no Cancellation Fee shall be due) by such bid price; and “PA” has the meaning ascribed to it in paragraph 2J(3). The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Shelf Note Funding Date for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2I.

2K. Certain Floating Rate Shelf Note Provisions.

2K(1) Floating Rate Interest.

(i) Each Series of Floating Rate Shelf Notes shall evidence, at the time of issuance thereof, either a LIBOR Loan or a Base Rate Loan, as provided in the applicable Confirmation of Acceptance (which Confirmation of Acceptance shall also specify, in the case of a LIBOR Loan, the initial Interest Period). Thereafter, in an irrevocable written notice from the Company by telecopier, U.S. Mail or overnight delivery service received by each holder of a Note of such Series no later than 12:00 noon New York City time on the third Business Day prior to (A) the last day of each Interest Period with respect to any outstanding LIBOR Loan or (B) the Business Day as of which the Company elects to convert a Base Rate Loan into a LIBOR Loan (except with respect to any LIBOR Loan or Base Rate Loan which is to be prepaid on such last day pursuant to paragraph 4C), the Company shall elect (a) in the case of an outstanding LIBOR Loan, whether such outstanding LIBOR Loan is to be continued as a LIBOR Loan or converted into a Base Rate Loan and if such outstanding LIBOR Loan is to be continued as a LIBOR Loan, the applicable Interest Period or (b) in the case of an outstanding Base Rate Loan being converted into a LIBOR Loan, the applicable Interest Period; provided that (x) at no time may more than three Interest Periods be in effect with respect to each Series of Floating Rate Shelf Notes and (y) the Company may not select any Interest Period for any LIBOR Loan under any Series of Notes (1) that would extend beyond the maturity date of such Series of Notes, or (2) if, after giving effect to such selection the principal amount of such LIBOR Loan would exceed the aggregate principal amount of the Notes of such Series to be outstanding after giving effect to any prepayment. Any such election by the Company with respect to any Series of Floating Rate Shelf Notes shall apply to all Notes of such Series, on a pro rata basis in accordance with the outstanding principal amounts thereof.

(ii) If the Company fails to properly give any notice with respect to any outstanding LIBOR Loan pursuant to paragraph 2K(1)(i) in a timely manner, the Company shall be deemed to have elected to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of equivalent duration to the immediately preceding Interest Period. Promptly after the beginning of each Interest Period, the holder of the greatest aggregate principal amount of the Notes of the applicable Series shall notify the Company of the LIBOR Rate for such Interest Period, but failure to give any such notice shall not affect the obligations of the Company hereunder or under such Notes nor create any liability of any holder of such Notes to the Company. Each determination of the applicable interest rate on any portion of the outstanding principal amount of the Notes for any Interest Period by the holder of the Notes of the applicable Series in accordance with this paragraph 2K(1)(ii) shall be conclusive and binding upon the Company and the holders of such Notes absent manifest error.

(iii) Notwithstanding any of the foregoing provisions of this paragraph 2K(1), if an Event of Default has occurred or is continuing at the end of any Interest Period, then the Company shall be deemed to have elected to convert such LIBOR Loan into a Base Rate Loan, and thereafter the Company shall not have the right to maintain any Floating Rate Loan as a LIBOR Loan until there shall exist no Event of Default.

(iv) Interest on Floating Rate Shelf Notes shall (a) be payable (w) in the case of LIBOR Loans, in arrears on the last date of each applicable Interest Period (provided that, in the case of any Interest Period in excess of three (3) months, interest shall also be payable in arrears on the date which occurs three (3) months after the first day of such Interest Period), (x) in the case of Base Rate Loans, on the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into a LIBOR Rate Loan, (y) in the case of any Floating Rate Loan, on the date of any prepayment of the Notes of such Series (on the amount prepaid), (z) in the case of any Floating Rate Loan, at maturity of the Notes of such Series (whether by acceleration or otherwise) and after such maturity, on demand, and (b) be computed on the actual number of days elapsed in a year of 360 days (in the case of LIBOR Loans) and in a year of 365/366 days (in the case of Base Rate Loans).

2K(2) Breakage Cost Indemnity.

(i) The Company agrees to indemnify each holder of Floating Rate Shelf Notes for, and to pay promptly to such holder upon written request, any amounts required to compensate such holder on an after-tax basis for any losses (including lost profits or margin), costs or expenses sustained or incurred by such holder as a consequence of (a) any event (including any prepayment of Floating Rate Shelf Notes as contemplated by paragraphs 4B or 4C or any acceleration of Floating Rate Shelf Notes in accordance with paragraph 7A) which results in (x) such holder receiving any amount on account of the principal of any LIBOR Loan prior to the end of the Interest Period in effect therefore, (y) the conversion of a LIBOR Loan to a Base Rate Loan other than on the first day of the

Interest Period in effect therefore, or (z) the closing of the purchase and sale of any Floating Rate Shelf Note beyond the original Closing Day specified in the applicable Request for Purchase, or (b) any default in the making of any payment or prepayment of principal required to be made in respect of a LIBOR Loan (such amount being the “Breakage Cost Obligations”).

(ii) A certificate of any holder of Floating Rate Shelf Notes setting forth any amount or amounts which such holder is entitled to receive pursuant to this paragraph 2K(2) shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such holder the amount shown as due on any such certificate within five Business Days after its receipt of the same and shall have the right to notify such holder in writing of the details of any alleged manifest error whereupon the Company and such holder shall in good faith endeavor to mutually resolve the same.

(iii) The provisions of this paragraph 2K(2) shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any holder of any Note.

2K(3) Reserve Requirement; Change in Circumstances.

(i) Notwithstanding any other provision of this Agreement, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any holder of a Floating Rate Shelf Note of the principal of or interest on any Floating Rate Shelf Note or any fees, expenses or indemnities payable hereunder (other than changes in respect of taxes imposed on the overall net income of such holder by the United States or the jurisdiction in which such holder has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirements against assets of, deposits with or for the account of or credit extended by any holder of Floating Rate Shelf Notes or shall impose on such holder or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such holder and the result of any of the foregoing shall be to increase the cost to such holder of making or maintaining any LIBOR Loan or to reduce the amount of any payment received or receivable by such holder hereunder or under any of the Floating Rate Shelf Notes (whether of principal, interest or otherwise) by an amount deemed by such holder to be material, then the Company agrees to pay to such holder in accordance with clause (iii) below such additional amount or amounts as will compensate such holder for such additional costs incurred or reduction suffered.

(ii) If any holder of a Floating Rate Shelf Note shall have determined that the adoption after the date hereof of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any amendment or modification after the date hereof to or of any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline had been originally adopted before or after the date hereof) or any change after the date hereof in the interpretation or administration of any such law, rule, regulation, agreement or guideline by any Governmental Authority charged with the interpretation or administration thereof, or compliance by such holder with any request, guideline or directive (whether or not having the force of law) regarding capital adequacy of any Governmental Authority or the National Association of Insurance Commissioners has or would have the effect of reducing the rate of return on such holder’s capital as a consequence of the LIBOR Loans made pursuant hereto to a level below that which such holder could have achieved but for such applicability, adoption, change or compliance (taking into consideration such holder’s policies with respect to capital adequacy) by an amount deemed by such holder to be material, then from time to time the Company agrees to pay to such holder such additional amount or amounts as will compensate such holder for any such reduction suffered.

(iii) A certificate of any holder of Floating Rate Shelf Notes setting forth the amount or amounts necessary to compensate such holder as specified in clause (i) or (ii) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company agrees to pay such holder the amount shown as due on any such certificate within five Business Days after its receipt of the same and shall have the right to notify such holder in writing of the details of any alleged manifest error whereupon the Company and such holder shall in good faith endeavor to mutually resolve the same.

(iv) Failure or delay on the part of any holder of Notes to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such holder’s right to demand such compensation with respect to such period or any other period. The protection of this paragraph 2K(3) shall be available to any such holder regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

(v) The provisions of this paragraph 2K(3) shall remain operative and in full force and effect regardless of the occurrence of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Note, or any investigation made by or on behalf of any holder of Notes.

2K(4) Illegality.

(i) Notwithstanding any other provision of this Agreement, if, after the date hereof, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any holder of Floating Rate Shelf Notes to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then (a) such holder shall promptly notify the Company in writing of such circumstances (which notice shall be withdrawn when such holder determines that such circumstances no longer exist), (b) the obligation of such holder to make LIBOR Loans, to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such holder to make or maintain LIBOR Loans, such holder shall then be obligated only to make or maintain Base Rate Loans and (c) such holder may require that all LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in clause (ii) below.

(ii) For purposes of this paragraph 2K(4), a notice to the Company by any holder of Notes shall be effective as to each LIBOR Loan made by such holder, if lawful, on the last day of the Interest Period then applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Company. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then applicable Interest Period with respect thereto, the Company agrees to pay such holder such amounts, if any, as may be required pursuant to paragraph 2K(2).

2K(5) Inability to Determine Interest Rate. If on or prior to the first day of any Interest Period, the holder of the greatest aggregate principal amount of the applicable Series of Floating Rate Shelf Notes shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period in accordance with the definition of “LIBOR Rate”, such holder shall give telefacsimile or telephonic notice thereof to the Company as soon as practicable thereafter. If such notice is given, (i) any LIBOR Loans of such Series or Base Rate Loans of such Series that were to have been converted on the first day of such Interest Period to or continued as LIBOR Loans of such Series shall be converted to or continued as Base Rate Loans of such Series and (ii) unless such notice is withdrawn, any other outstanding LIBOR Loans of such Series shall be converted, at the end of the then applicable Interest Period, to Base Rate Loans. Until such notice has been withdrawn by such holder no further LIBOR Loans shall be made or continued as such and the Company shall no longer have the right to convert Base Rate Loans to LIBOR Loans.

2K(6) Default Rate. If any principal of or interest on any LIBOR Loan or Base Rate Loan, any Breakage Cost Obligations payment or any other amount payable hereunder or under any Floating Rate Shelf Note is not paid when due, to the extent permitted by applicable law interest thereon at the Default Rate shall be payable from and including the due date until paid. Such interest on any such amount shall be payable on the date such amount is paid or, at the option of the Person to whom such amount is payable, from time to time upon demand by such Person.

2K(7) Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any holder of a Floating Rate Shelf Note, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such holder in accordance with applicable law, the rate of interest payable on such Floating Rate Shelf Note, together with all Charges payable to such holder shall be limited to the Maximum Rate.

3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any other Notes is subject to the satisfaction of (i) all of the conditions set forth in this paragraph 3 other than paragraph 3A(2) on or before the closing date, December 10, 2004 (hereinafter “Amendment Closing Day”), which closing shall occur at the offices of King & Spalding, 1185 Avenue of the Americas, New York, New York, and (ii) all of the conditions set forth in this paragraph 3 other than paragraph 3A(1) on or before such other Closing Day for the purchase of any Notes:

3A. Certain Documents. Such Purchaser shall have received the following:

3A(1) Amendment Closing Day. Such Purchaser shall have received, each dated the date of the Amendment Closing Day:

(i) This Agreement and an Allonge for each holder of Issued Series A Notes duly executed by the parties hereto;

(ii) Each Guaranty Agreement duly executed by the applicable Guarantor;

(iii) Certified copies of the resolutions of (A) the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes and (B) the Board of Directors, Managers or Members, as applicable, of each Guarantor authorizing the execution and delivery of its Guaranty Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to its Guaranty Agreement;

(iv) A certificate of the Secretary or an Assistant Secretary, or manager or member, as applicable, and one other officer of (A) the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder and (B) each Guarantor certifying the names and true signatures of the officers of such Guarantor authorized to sign its Guaranty Agreement and the other documents to be delivered thereunder;

(v) Certified copies of the Articles of Incorporation and By-laws or the Certificate of Organization and Operating Agreement, as applicable, of the Company and each Guarantor;

(vi) A good standing certificate for (A) the Company from the Secretary of State of Florida and (B) each Guarantor (other than Gemaire Caribe, Inc.) from the Secretary of State of the State of its formation, each dated as of a recent date and good standing and such other evidence of the status of the Company or such Guarantor as such Purchaser may reasonably request;

(vii) A favorable opinion of Moore Van Allen, PLLC, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D-1 attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion;

(viii) [Reserved.]

(ix) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3A(2) Subsequent Closing Day. Such Purchaser shall have received, each dated the date of the applicable Closing Day:

(i) Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery and the issuance of the Notes on such Closing Day, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Notes;

(ii) A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign such Notes and the other documents to be delivered hereunder;

(iii) Certified copies of the Articles of Incorporation and By-laws of the Company or confirmation that there have been no modifications to such documents delivered on the Amendment Closing Day;

(iv) A good standing certificate for the Company from the Secretary of State of Florida dated of a recent date and good standing and such other evidence of the status of the Company as such Purchaser may reasonably request; and

(v) A favorable opinion of Moore Van Allen, PLLC, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchaser(s)) satisfactory to such Purchaser and substantially in the form of Exhibit D-3 attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

(vi) [Reserved.]

(vii) A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes to be purchased.

(viii) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from King & Spalding or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated and for any Closing Day after the Amendment Closing Day changes since the date of this Agreement which are disclosed in writing to Prudential and to which Prudential shall have consented in writing; there shall exist on such Closing Day no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to both such effects.

3D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax (other than any income taxes arising from such Purchaser’s ownership of the Notes), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3E. Payment of Fees. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Facility Fee due pursuant to paragraph 2J(1), any Issuance Fee due pursuant to paragraph 2J(2) and any Delayed Delivery Fee due pursuant to paragraph 2J(3) and any fees and expenses of its legal counsel.

3F. No Material Adverse Effect. Prudential shall have received a certificate from the chief financial officer of the Company, dated the applicable Closing Day, stating that since December 31, 2003, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

3G. Guaranty Agreements. Each Guaranty Agreement, on and after the date of its execution and delivery, shall remain in full force and effect, and the Company shall have delivered an Officer’s Certificate, dated such Closing Day, to such effect.

4. PREPAYMENTS. Any Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A. Any Notes shall also be subject to prepayment under the circumstances set forth in paragraphs 4B and 4F. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A. Required Prepayments of Notes. Until the Issued Series A Notes shall be paid in full, the Company shall apply to the prepayment of the Issued Series A Notes, without Yield-Maintenance Amount, the sum of $10,000,000 on each of April 9, 2005 and April 9, 2006, and such principal amounts of the Issued Series A Notes, together with interest thereon to the payment dates, shall become due on such payment dates. The remaining unpaid principal amount of the Issued Series A Notes, together with interest accrued thereon, shall become due on the maturity date of the Issued Series A Notes. Each other Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4B. Optional Prepayments.

(i) Each Issued Series A Note and Series of Fixed Rate Shelf Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000 and in a minimum amount of $5,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B(i) shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

(ii) Each Series of Floating Rate Shelf Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $1,000,000 and in a minimum amount of $5,000,000 or, if less, the aggregate principal amount outstanding in respect of the Notes of such Series), at the option of the Company, in an amount equal to the sum of (A) the product of the principal amount so prepaid multiplied by the Prepayment Compensation Percentage, plus, (B) interest thereon to the prepayment date, if any, with respect to each such Note; provided, however, that if any Notes are prepaid pursuant to this paragraph 4B(ii) on any day other than the last day of the applicable Interest Period, then such prepayment will be subject to paragraph 2C(2) and concurrently with such prepayment the Company shall pay any Breakage Cost Obligations payable thereunder.

4C. Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, Prepayment Compensation Amount, if any, and Breakage Cost Obligations, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4D. Reserved.

4E. Allocation of Partial Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4F. Offer to Prepay Notes in the Event of a Change in Control.

4F(1) Notice of Impending Change in Control. The Company shall give to each holder of Notes prompt written notice of any impending Change in Control for which it has received a written offer or notice.

4F(2) Notice of Occurrence of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. If a Change in Control has occurred and in connection therewith (i) the Availability Period (as defined in the Bank Agreement), the Commitment Termination Date (as defined in the Bank Agreement), or any other similar or corresponding terms used in the Bank Agreement, is reduced or accelerated (whether by waiver, amendment, or otherwise), (ii) any Debt under the Bank Agreement becomes due and payable or is required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased or (iii) any Commitments (as defined in the Bank Agreement) under the Bank Agreement are terminated, then such notice shall contain and constitute an offer to prepay the Notes as described in paragraphs 4F(3) and 4F(5) and shall be accompanied by the certificate described in paragraph 4F(6) hereof.

4F(3) Offer to Prepay Notes. The offer to prepay Notes contemplated by the foregoing paragraph 4F(2) shall be an offer to prepay, in accordance with and subject to this paragraph 4F, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than 30 days and not more than 90 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 60th day after the date of such offer).

4F(4) Rejection, Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4F by causing a notice of such acceptance to be delivered to the Company no later than seven Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 4F within such seven Business Day period shall be deemed to constitute a rejection of such offer by such holder.

4F(5) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued but unpaid to the date of prepayment and any applicable Breakage Cost Obligations. The prepayment shall be made on the Proposed Prepayment Date. No Yield-Maintenance Amount shall be payable in connection with any prepayment under this paragraph 4F.

4F(6) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this paragraph 4F; (c) the principal amount of each Note offered to be prepaid; (d) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (e) that the conditions of paragraphs 4F(2), 4F(3), 4F(5) and 4F(6) have been fulfilled; and (f) in reasonable detail, the nature and date of the Change in Control.

4F(7) Termination of Effectiveness. Immediately upon the effectiveness of an amendment of the Bank Agreement such that a Change of Control shall cease to constitute an “Event of Default” thereunder and not otherwise cause a prepayment or commitment reduction thereunder, the provisions of this paragraph 4F shall no longer be applicable to the Notes.

4G. Maturity; Surrender, Etc. In the case of the prepayment of Notes pursuant to this paragraph 4, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued but unpaid prior to such date and the applicable Yield-Maintenance Amount, Prepayment Compensation Amount and Breakage Cost Obligations, if any. From and after such date, unless prior thereto the Company shall fail to pay such principal amount when so due and payable, together with the interest and the applicable Yield-Maintenance Amount, Prepayment Compensation Amount and Breakage Cost Obligations, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and the Company shall be immediately discharged from any obligation under such Notes.

4H. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4F or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4E.

5. AFFIRMATIVE COVENANTS.

5A. Reporting Requirements.

5A(1) General Information. The Company covenants that it will deliver to each Significant Holder:

(i) as soon as practicable and in any event within 40 days after the end of each quarterly period (other than the fourth quarterly period) in each fiscal year,

(1) Consolidated statements of income, stockholders’ equity and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, and

(2) a Consolidated balance sheet as at the end of such quarterly period,

setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and reasonably satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with generally accepted accounting principles, subject to changes resulting from normal year-end adjustments and the inclusion of abbreviated footnotes; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

(ii) as soon as practicable and in any event within 75 days after the end of each fiscal year,

(1) Consolidated statements of income, stockholders’ equity and cash flows for such year, and

(2) a Consolidated balance sheet as at the end of such year,

setting forth in each case in comparative form corresponding Consolidated figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Required Holder(s) and reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit and reasonably satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

(iii) if the Company shall be publicly held, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices, certificates and reports as it shall send to its public stockholders and copies of all registration statements

(without exhibits) and all reports (other than any registration statement filed on Form S-8) and certificates which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), including without limitation the certifications of the chief executive officer and the chief financial officer described in Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (as amended from time to time);

(iv) promptly upon receipt thereof, a copy of each other report (including, without limitation, management letters) submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

(v) promptly upon receipt thereof, a copy of each report, survey, study, evaluation, assessment or other document prepared by any consultant, engineer, Environmental Authority or other Person relating to compliance by the Company or any Subsidiary with any Environmental Requirements, if the cost of remediation, repair or compliance may be reasonably expected to exceed $250,000 in any one case or in the aggregate;

(vi) with reasonable promptness, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this clause (vi), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act; and

(vii) with reasonable promptness, such other data relating to the business, operations, properties or financial condition of the Company or any of its Subsidiaries as a Significant Holder may reasonably request;

5A(2) Officer’s Certificates. Together with each delivery of financial statements required by clauses 5A(i) and (ii) above, the Company will deliver to each Significant Holder an Officer’s Certificate demonstrating (with computations in reasonable detail) compliance with the provisions of paragraphs 6A, 6B(1), 6B(2), 6B(3) and 6C and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

5A(3) Special Information. The Company also covenants that immediately after any Responsible Officer obtains actual knowledge of:

(a) an Event of Default or Default;

(b) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole;

(c) legal proceedings filed or commenced against, or to the knowledge of the Company, affecting the Company and/or any Subsidiary, which reasonably could be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the Notes;

(d) a default under any agreement or note evidencing Debt for which the Company or any Subsidiary is liable;

(e) the occurrence of any other event that reasonably could be expected to impair the ability of the Company to meet its obligations hereunder;

(f) any (i) Environmental Liabilities, (ii) pending, threatened or anticipated Environmental Proceedings, (iii) Environmental Notices, (iv) Environmental Judgments and Orders, or (v) Environmental Releases at, on, in, under or in any way affecting the Properties which reasonably could be expected to have a Material Adverse Effect;

(g) the occurrence of any other event that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(h) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $1,000,000; or

(i) any change in the fiscal year of the Company or any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Company;

the Company will deliver to each Significant Holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Company or the Subsidiary has taken, is taking or proposes to take with respect thereto.

5B. Inspection of Property. The Company covenants that, at such reasonable times and upon reasonable notice and as often as a Significant Holder may reasonably request, it will permit any Person designated by a Significant Holder in writing, at such Significant Holder’s expense unless a Default has occurred and is continuing in which case at the Company’s expense, to:

(i) visit and inspect any of the properties of the Company and any Subsidiary;

(ii) examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom; and

(iii) discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company or any Subsidiary and their independent public accountants.

5C. Covenant to Secure Notes Equally. The Company covenants that if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by paragraph 6B(1) (unless prior written consent shall have been obtained under paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

5D. Guaranteed Obligations. The Company covenants that if any Person (other than the Company) Guarantees or provides collateral in any manner for any Debt of the Company or any Subsidiary other than as permitted by paragraph 6B(1), it will simultaneously cause such Person to Guarantee or provide collateral for the Notes equally and ratably with all Debt Guaranteed or secured by such Person for so long as such Debt is Guaranteed and pursuant to documentation in form and substance reasonably satisfactory to such holder. Subject to the foregoing, the Company shall cause each of its Subsidiaries not existing as of the date hereof to execute and deliver a guaranty agreement, in substantially the form of the Guaranty Agreements, as soon as practicable and in any event within thirty days of the creation or acquisition of any such Subsidiary. The delivery of such guaranty agreement shall be accompanied by such other documents as the Required Holders may reasonably request including charter, bylaws, appropriate resolutions of the Board of Directors of any such Subsidiary providing such a guaranty agreement and legal opinions. Upon the delivery thereof, such guaranty agreement and such other documents shall constitute Related Documents hereunder.

5E. Maintenance of Insurance. The Company covenants that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

5F. Maintenance of Legal Existence/Compliance with Law/Preservation of Property. The Company covenants that, except as permitted under paragraphs 6B(3) and 6C, it and each Subsidiary will do or cause to be done all things necessary to, at all times:

(i) preserve, renew and maintain in full force and effect its legal existence of the Company and its Subsidiaries and continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, however, the Company shall not be required to preserve the legal existence of any Subsidiary if the Company reasonably determines that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole.

(ii) comply with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and any Subsidiary, except where the failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(iii) maintain, preserve and protect all material licenses, certificates, permits, franchises and intellectual property of the Company and its Subsidiaries; and

(iv) preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition excluding normal wear and tear, except where the failure to preserve such property, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5G. Compliance with Environmental Laws. The Company covenants that it and each Subsidiary will, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all applicable Environmental Requirements, including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air emissions together with any other applicable Environmental Requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and all applicable regulations of the Environmental Protection Agency or other relevant Governmental Authority, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Company agrees to indemnify and hold you, your officers, agents and employees (each an “Indemnified Person”) harmless from any loss, liability, claim or expense that you may incur or suffer as a result of a breach by the Company or any Subsidiary, as the case may be, of this covenant other than as a result of the gross negligence or willful misconduct of such Indemnified Person. The Company shall not be deemed to have breached or violated this paragraph 5G if the Company or any Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

5H. No Integration. The Company covenants that it has taken and will take all necessary action so that the issuance of the Notes does not and will not require registration under the Securities Act. The Company covenants that no future offer and sale of debt securities of the Company of any class will be made if there is a reasonable possibility that such offer and sale would, under the doctrine of “integration”, subject the issuance of the Notes to you to the registration requirements of the Securities Act.

5I. Financial Records. The Company covenants that it and each Subsidiary will keep proper books of record and account in which full and correct entries (in all material respects and subject to normal year end adjustments and, as to interim statements, the absence of footnotes) will be made of the business and affairs of the Company or such Subsidiary under generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).

5J. Other Covenants. If (in the reasonable opinion of the Required Holders) at any time and from time to time, after the date hereof, any of the material covenants, material representations and warranties or material events of default, or any other material term or provision (other than any term or provision relating to payment terms, interest rates or penalties) (collectively, “Material Provisions”), contained in any document evidencing any Debt in excess of $10,000,000, or in any document, agreement or instrument from time to time entered into by the Company in respect thereof (collectively, the “Other Debt Documents”), is more favorable to the lender or beneficiary under such Other Debt Documents than are the terms of this Agreement to the holders of the Notes, this Agreement shall be deemed amended to contain each more favorable Material Provision on the same basis and to the extent that such Material Provisions are reflected in such Other Debt Documents. The Company hereby agrees to so amend this Agreement and to execute and deliver all such documents required by the Required Holder(s) to reflect such Amendment. Prior to the execution and delivery of such documents by the Company, this Agreement shall be deemed to contain each more favorable Material Provision for purposes of determining the rights and obligations hereunder.

5K. Payment of Obligations. The Company will, and will cause each Subsidiary to, pay and discharge at or before maturity, all of its obligations and liabilities, including without limitation:

(i) all taxes, assessments and governmental charges or levies imposed upon it or any of its property other than any taxes, assessments and government charges or levies; and

(ii) all claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, landlords and other like Persons that, if unpaid, could reasonable be expected to result in the creation of a Lien upon any of its property:

provided, that items of the foregoing clauses (i) and (ii) need not be paid

(1) while being actively contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions have been established and are being maintained in accordance with generally accepted accounting principles;

(2) if applicable, so long as the title to, and right to use, such property, is not materially adversely affected thereby; and

(3) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5L. Additional Subsidiaries. Except as to any Subsidiary formed by the Company after the date hereof and having assets with a total value of less than $100,000, if any additional Subsidiary is acquired or formed by the Company after the date hereof, the Company will, within thirty (30) Business Days after such Subsidiary is acquired or formed, notify each of the Significant Holders and will cause such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under paragraphs 3A(1)(ii), 3A(1)(iii)(B), 3A(1)(iv)(B), 3A(1)(v), 3A(1)(vi)(B), 3A(1)(vii) and 3A(1)(ix) as reasonably requested by the Required Holders.

5M. Reserved.

6. NEGATIVE COVENANTS. Unless the Required Holders otherwise agree in writing, the Company shall not, and shall not permit any Subsidiary, to take any of the following actions or permit the occurrence or existence of any of the following events or conditions:

6A. Financial Limitation. The Company covenants that it will not permit at any time:

(i) Consolidated Debt to exceed 300% of Consolidated EBITDA calculated at the end of each fiscal quarter of the Company on a rolling four quarter basis; or

(ii) Consolidated Debt to exceed 50% of Consolidated Total Capitalization calculated at the end of each fiscal quarter of the Company; or

(iii) Priority Debt to exceed 15% of Consolidated Net Worth, calculated at the end of each fiscal quarter of the Company; or

(iv) the Interest Coverage Ratio of the Company and its Subsidiaries, as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter ended September 30, 2004, to be less than 3.00:1.00, calculated on a rolling four-quarter basis;

(v) Reserved.

(vi) Reserved.

provided, however, that if (A) the Bank Agreement is amended to increase the Consolidated Debt to Consolidated EBITDA ratio for the most recently ended four fiscal quarter period, the Purchasers agree to amend clause (i) above so that the Consolidated Debt to Consolidated EBITDA ratio is also increased accordingly, provided, however, that the Consolidated Debt to Consolidated EBITDA ratio shall not, at any time, exceed 375%, (B) the Bank Agreement is amended to increase the Consolidated Debt to Consolidated Total Capitalization ratio for the most recently ended four fiscal quarter period, the Purchasers agree to amend clause (ii) above so that the Consolidated Debt to Consolidated Total Capitalization ratio is also increased accordingly, provided, however, that the Consolidated Debt to Consolidated Total Capitalization ratio shall not, at any time, exceed 62.5%, and (C) if the Bank Agreement is amended to delete Section 6.2 thereof, the Purchasers agree to delete clause (iv) above.

6B. Liens, Debt and Other Restrictions. The Company covenants that it will not and will not permit any Subsidiary to:

6B(1) Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes pursuant to paragraph 5C), except:

(i) Liens existing on the Amendment Closing Day and specified on Schedule 6B(1) ); provided, that such Lien shall not apply to any other property or asset of the Company or any Subsidiary;

(ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles and which Liens do not constitute a prior or senior lien;

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles and which Liens do not constitute a prior or senior lien;

(iv) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, taxes (and with respect to Liens, to the extent permitted under paragraph 5K), unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(v) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Company and its Subsidiaries taken as a whole;

(vi) any right of set off or banker’s lien (whether by common law, statute, contract or otherwise) in connection with ordinary course of business deposit arrangements maintained by the Company or its Subsidiaries with a bank a party to the Bank Agreement or with its other banks or financial institutions so long as any such bank or other financial institution (A) shall not at any time make loans or otherwise extend credit to the Company or any Subsidiary, (B) does not maintain accounts (for the deposit of cash or otherwise) for the benefit of the Company or any Subsidiary, (C) shall have waived in writing for the benefit of each holder of a Note such right of setoff or banker’s lien, or (D) shall be subject to a pro rata sharing agreement in form and substance satisfactory to each Significant Holder;

(vii) any Lien renewing, extending, or refunding any outstanding obligations secured by a Lien described in clause (i), provided (A) the principal amount secured is not increased or the weighted average life to maturity thereof reduced; (B) such Lien is not extended to any other property of the Company or its Subsidiaries; (C) the Debt secured thereby is permitted under paragraph 6A and (D) no Default or Event of Default has occurred and is continuing;

(viii) Liens on insurance policies owned by the Company on the lives of its officers securing policy loans obtained from the insurers under such policies, provided that (A) the aggregate amount borrowed on each policy shall not exceed the loan value thereof and (B) the Company shall not incur any liability to repay any such loan;

(ix) additional Liens securing Priority Debt permitted by paragraph 6A(iii);

(x) any Lien arising out of any Securitization Transaction permitted by Paragraph 6C(vi); and

(xi) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with generally accepted accounting principles.

For purposes of this paragraph, the entry by the Company or any of its Subsidiaries into a true lease or true bailment arrangement which contains a provision purporting to grant a lien in the event that such arrangement is determined not to constitute a true lease or true bailment and the filing of a precautionary UCC financing statement in connection therewith shall not constitute the creation, incurrence, assumption or sufference of a Lien unless, under applicable law, such arrangement is determined not to constitute a true lease or true bailment arrangement and a security interest or other interest in or lien on property or assets of the Company or its Subsidiaries has in fact been granted or deemed to have been granted.

6B(2) Debt. Create, incur, assume or suffer to exist any Debt, except:

(i) Debt represented by this Agreement or any of the Related Documents;

(ii) Debt existing on the Amendment Closing Day as set forth on Schedule 6B(2) and refinancings or replacements thereof in an amount not to exceed (A) in the case of the Bank Agreement, $150,000,000 and (B) in all other cases, the principal amount specified on such Schedule;

(iii) Debt of any Subsidiary owing to the Company or any other Subsidiary of the Company;

(iv) Debt represented by endorsement of negotiable instruments for collection in the ordinary course of business;

(v) additional Debt of the Company or any Subsidiary (whether Secured or Unsecured) incurred in the ordinary course of business as conducted on the date hereof;

(vi) Reserved;

(vii) Debt in respect of any Securitization Transaction permitted by Paragraph 6C(vi);

(viii) Debt in respect of obligations under Hedging Agreements under the Bank Agreement;

(ix) other Debt incurred after the Amendment Closing Date in an aggregate principal amount not to exceed $200,000,000 at any time outstanding.

Notwithstanding the foregoing exceptions to the prohibition against incurring or maintaining Debt, the Company shall not permit at any time, prior to or after the incurrence thereof, the aggregate outstanding amount of Debt to exceed the limitations of paragraph 6A hereof or incur any Debt if a Default or Event of Default has occurred and is continuing.

6B(3) Merger or Consolidation. Merge, consolidate or exchange shares with any other Person, except that:

(i) any Subsidiary may merge or consolidate with the Company or any other Subsidiary;

(ii) the Company may merge or consolidate with any other corporation (including a Subsidiary) provided (A) the Company is the surviving corporation or limited liability company, and (B) immediately after giving effect to such transaction, no Default or Event of Default shall occur or exist;

(iii) any Subsidiary may merge or consolidate with any other corporation or limited liability company provided (A) such Subsidiary is the surviving corporation, and (B) immediately after giving effect to such transaction, no Default or Event of Default shall occur or exist; and

(iv) Dunhill may merge or consolidated with any other Person in connection with a transaction permitted by paragraph 6C(iii).

6B(4) Investments. Make or permit to remain outstanding any Investments except any of the following:

(i) securities of any Person acquired in an Acquisition provided that such Person shall become a Guarantor at the time of, or promptly after, such Acquisition;

(ii) Eligible Securities;

(iii) Investments existing on the Amendment Closing Day and specified in Schedule 6B(4);

(iv) accounts receivable arising and trade credit granted in the ordinary course of business and any securities or other assets received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

(v) Investments in the Company and in Subsidiaries which are Guarantors;

(vi) additional investments in other Persons, provided that (A) the aggregate costs incurred in making such investments (reduced by cash dividends or other cash payments received on or in consideration of such investments) shall not exceed $60,000,000 in the aggregate at any time and (B) prior to and immediately after giving effect to such investment, no Default or Event of Default shall exist and be continuing;

(vii) loans and advances between or among the Company and the Guarantors permitted by paragraph 6B(2)(iii);

(viii) travel and entertainment advances made to employees of the Company or any of its Subsidiaries in the ordinary course of business;

(ix) Investments consisting of ownership interests in another Person resulting from the dispositions or mergers permitted under paragraphs 6C(iii) or 6B(3); and

(x) notes of purchasers of Dunhill.

6B(5) Transactions with Related Party. Except as permitted in paragraph 6B(3) and 6B(4), effect any transaction with any Affiliate or Subsidiary by which any asset or services of the Company or a Subsidiary of the Company is transferred to such Affiliate or Subsidiary, or from such Affiliate or Subsidiary or enter into any other transaction with an Affiliate or Subsidiary, on terms more favorable than would be reasonably expected to be given in a similar transaction with an unrelated entity.

6C. Sale of Assets. The Company will not, and will not permit any Subsidiary to, Dispose of any property or assets (including the Capital Stock of a Subsidiary), except:

(i) inventory in the ordinary course of business;

(ii) any Subsidiary may Dispose of its assets to the Company or a whollyowned Subsidiary;

(iii) the sale or other disposition of all or substantially all of the Capital Stock or assets of Dunhill for no less than Fair Market Value, as reasonably determined by the Board of Directors of the Company (upon which event, all of the Required Holders, at the request and expense of the Company, will execute such documents as shall be acceptable to the Required Holders and its counsel releasing the Guaranty Agreement of Dunhill);

(iv) the Disposition of Eligible Securities in the ordinary course of management of the investment portfolio of the Company and its Subsidiaries;

(v) Dispositions of property that is substantially worn, damaged, obsolete or in the judgment of the Company, no longer best used or useful in its business or that of any Subsidiary;

(vi) the sale or other disposition of such assets in connection with any Securitization Transaction in an aggregate amount not to exceed $100,000,000 at any time during the term of this Agreement;

(vii) the Company or any Subsidiary may Dispose of its assets (whether or not leased back) so long as, immediately after giving effect to such proposed Disposition:

(A) the consideration for such assets represents the Fair Market Value of such assets at the time of such Disposition; and

(B) (1) the net book value of all assets so Disposed of by the Company and its Subsidiaries (other than pursuant to clause (iv)) does not constitute a Substantial Part of the Consolidated assets or (2) the proceeds of such Disposition are reinvested in a similar business or assets within 12 months of such Disposition; and

(C) no Default or Event of Default shall exist;

(viii) the sale, without recourse, other than for misrepresentation, by any Subsidiary of accounts receivable having a value, net of all allowances and discounts, not to exceed during any fiscal year of the Company an aggregate dollar value of $25,000,000 for all such sales, which receivables shall be payable by Persons who are not United States citizens or organized and existing under the laws of the United States or a state or territory thereof; and

(ix) the sale or other disposition of such assets in an aggregate amount not to exceed $50,000,000 in any fiscal year of the Company;

provided, however, that if the Bank Agreement is amended to delete Section 7.6(e) or Section 7.6(f) thereof, respectively, the Purchasers agree to delete the corresponding clause (viii) or (ix) above, as the case may be.

For purposes of this paragraph 6C:

(i) “Dispose” means the sale, lease, transfer or other disposition of property of the Company or any of its Subsidiaries, and “Disposition” and “Disposed of” has a corresponding meaning to Dispose;

(ii) Calculation of net book value. The net book value of any assets shall be determined as of the respective date of Disposition of those assets; and

(iii) Sales of less than all the stock of a Subsidiary. In the case of the sale or issuance of the stock of a Subsidiary, the amount of Consolidated Assets contributed by the stock Disposed of shall be assumed to be the percentage of outstanding stock sold or to be sold.

6D. Subsidiary Stock and Debt. The Company will not:

(i) directly or indirectly sell, assign, pledge or otherwise dispose of any Debt of or any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to a whollyowned Subsidiary and except as permitted pursuant to paragraph 6C;

(ii) permit any Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Debt of the Company or any other Subsidiary, or any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to the Company or a whollyowned Subsidiary and except as permitted pursuant to paragraph 6C;

(iii) permit any Subsidiary directly or indirectly to issue or sell any shares of its stock (or warrants, rights or options to acquire its stock) except to the Company or a whollyowned Subsidiary and except as permitted pursuant to paragraph 6B(3) and 6C;

(iv) permit any Subsidiary to enter into or otherwise be bound by or subject to any contract or agreement (including, without limitation, any provision of its certificate or articles of incorporation or bylaws) that restricts its ability to pay dividends or other distributions on account of its stock except for such restrictions set forth in the Bank Agreement, so long as such restrictions do not prohibit or restrict any Subsidiary’s ability to pay dividends or other distributions on account of its stock to the Company or another Subsidiary;

(v) permit any Subsidiary to create, incur, assume or maintain any Debt except as permitted by paragraph 6B(2); or

(vi) permit any Guarantor to make any payments under any Subsidiary Guarantee Agreement (as defined in the Bank Agreement) unless the holders of Notes receive a pro rata payment pursuant to the Guaranty Agreement.

6E. Sale of Receivables. The Company covenants that it will not, and will not permit any Subsidiary to, sell (with or without recourse), or discount or otherwise sell for less than the face value thereof, any of its Receivables other than in connection with a sale in accordance with paragraph 6C(vi).

6F. ERISA. The Company covenants that it will not, nor permit any Subsidiary to:

(i) terminate or withdraw from any Plan (other than a Multiemployer Plan) resulting in the incurrence of any material liability to the Pension Benefit Guaranty Corporation;

(ii) engage in or permit any Person to engage in any prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject the Company or any Subsidiary to any material tax, penalty or other liability;

(iii) incur or suffer to exist any material accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer Plan); or

(iv) allow or suffer to exist any risk or condition which presents a risk of incurring a material liability to the Pension Benefit Guaranty Corporation.

6G. Environmental Matters. The Company covenants that it will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, released or managed in the ordinary course of business in compliance with all applicable Environmental Requirements except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except for Hazardous Materials released in amounts which do not require remediation pursuant to applicable Environmental Requirements or if remediation is required, such remediation could not reasonably be expected to have a Material Adverse Effect.

6H. Specified Laws. Neither the Company nor any agent acting on its behalf will take any action which could reasonably be expected to cause this Agreement or the Notes to violate Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in any case as in effect now or as the same may hereafter be in effect.

6I. Business Activities. Neither the Company nor any of its Subsidiaries will engage directly or indirectly (whether through subsidiaries or otherwise) in any type of business other than the businesses conducted by the Company or such Subsidiary on the date hereof and in related businesses.

6J. Restricted Payments. The Company will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Debt subordinated to the obligations of the Company under this Agreement, the Notes or any other Related Document or any options, warrants, or other rights to purchase such common stock or such Debt, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (a) dividends payable by the Company solely in shares of any class of its common stock, (b) Restricted Payments made by any Subsidiary to the Company or to a Guarantor, (c) dividends paid by any Subsidiary to Company or to another Subsidiary that is its direct parent and (d) cash dividends paid on, and cash redemptions of, the common stock of the Company provided, that (i) no Default or Event of Default has occurred and is continuing at the time such dividend is paid or redemption is made, and (ii) the aggregate amount of all such Restricted Payments made by the Company in any fiscal year commencing after December 31, 2003 does not exceed the sum of (A) $100,000,000.00 in the aggregate at any time during the Availability Period plus (B) fifty percent (50%) of Consolidated Net Income (if greater than $0) earned during the immediately preceding fiscal year, and further, provided, if such Restricted Payments in any fiscal year are less than permitted in such fiscal year, the excess permitted amount for such fiscal year may be carried forward to the next succeeding fiscal year; provided, however, that if the Bank Agreement is terminated or amended with respect to Section 7.5 thereof, this paragraph 6J shall be deemed to be automatically deleted or amended, as the case may be, accordingly and the Purchasers agree to execute and deliver documents to delete or amend this paragraph 6J accordingly.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of, or Yield- Maintenance Amount, Prepayment Compensation Amount or Breakage Cost Obligations payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note for more than 5 days after the date due; or

(iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or premium or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which any default shall occur and be continuing or any such a failure or other event permitting acceleration (or resale to such Company or any such Subsidiary) shall occur and be continuing exceeds $10,000,000; or

(iv) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any agreement contained in paragraphs 5D or 5J or 6; or

(vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after the occurrence thereof; or

(vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi) any judgment or order for the payment of money where the amount not covered by insurance exceeds $1,000,000 individually or in the aggregate shall be rendered against the Company or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xiii) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $1,000,000; or

(xiv) the Company or any Guarantor or any other Person shall disavow or attempt to terminate any or all of the Guaranty Agreements or any or all of the Guaranty Agreements shall cease to be in full force and effect in whole or in part for any reason whatsoever; or

(xv) the Company or any of its Subsidiaries shall default in the performance or observance of any term, condition or provision of any Material Agreement that results in, or could reasonably be expected to result in, a Material Adverse Effect; or

(xvi) any non-monetary judgment or order shall be rendered against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then:

(a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder (other than the Company or any of its Subsidiaries) of any Note may at its option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility and/or declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company,

(b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, the Facility shall automatically terminate and all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, the Prepayment Compensation Amount, if any, and Breakage Cost Obligations, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and

(c) with respect to any event constituting an Event of Default, the Required Holder(s) of the Notes of any Series may at its or their option during the continuance of such Event of Default, by notice in writing to the Company, terminate the Facility and/or declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, the Prepayment Compensation Amount, if any, and Breakage Cost Obligations, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

7B. Rescission of Acceleration. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if:

(i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, Prepayment Compensation Amount, if any, and Breakage Cost Obligations, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal, Yield-Maintenance Amount, Prepayment Compensation Amount and Breakage Cost Obligations at the rate specified in the Notes of such Series,

(ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration,

(iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and

(iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement.

No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

8A. Organization.

(i) The Company is a corporation duly organized and existing in good standing under the laws of the State of Florida, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Schedule 8A hereto is an accurate and complete list of all Subsidiaries as of the

Amendment Closing Day, including the chief executive office, the principal place of business, the jurisdiction of incorporation and ownership of all such Subsidiaries. The Company and each Subsidiary has the corporate or limited liability company power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified and authorized to do business in each other jurisdiction in which the character of its respective properties or the nature of its respective businesses require such qualification or authorization except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

(ii) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement restricting the ability of such Subsidiary to pay dividends out of profits or make other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock or similar equity interests of such Subsidiary.

8B. Financial Statements. The Company has furnished you with the following financial statements, identified by a principal financial officer of the Company:

(i) a Consolidated balance sheet as at the last day of the fiscal year in each of the years 2002 to 2003, inclusive, a Consolidated statement of income, stockholders’ equity and cash flows for each such year, all reported on by Ernst & Young, LLP, independent certified public accountants; and

(ii) a Consolidated balance sheet as at September 30, 2004 and Consolidated statements of income, stockholders’ equity and cash flows for the nine-month period ended on each such date, prepared by the Company.

Those financial statements (including any related schedules and/or notes) fairly present in all material respects (subject, as to interim statements, to the absence of footnotes or to changes resulting from normal year-end adjustments) the financial condition of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present, in all material respects, the Consolidated financial condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders’ equity and cash flows fairly present, in all material respects, the Consolidated results of the operations of the Company and its Subsidiaries, the changes in the Company’s stockholders’ equity and their Consolidated cash flows for the periods indicated. Since December 31, 2003, there have been no changes with respect to the Company and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

8C. Actions Pending. Except as set forth on Schedule 8C hereto, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any of the Notes.

8D. Outstanding Debt. Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraphs 6A and 6B(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto. Schedule 8D hereto (as such Schedule 8D may have been modified from time to time by written supplements thereto delivered by the Company to Prudential) is an accurate and complete list of Debt of the Company and its Subsidiaries on the applicable Closing Day.

8E. Title to Properties. The Company has and each of its Subsidiaries has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6B(1). All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

8F. Taxes. The Company has filed and each of its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the chief financial officer of the Company and its Subsidiaries, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, condition (financial or otherwise) or operations. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or such Subsidiary of the type and in the amount to be evidenced by the Notes except as set forth in the agreements listed in Schedule 8G hereto.

8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction. The Company hereby represents and warrants to you that, within the preceding twelve months, neither the Company nor any other Person acting on behalf of the Company has offered or sold to any Person (other than accredited investors) any Notes, or any securities of the same or a similar class as the Notes, or any other substantially similar securities of the Company.

8I. Use of Proceeds. None of the proceeds of the sale of any Notes will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” as defined in Regulation U or X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”) or for the purpose of maintaining, reducing or retiring any Debt which was originally incurred to purchase or carry any stock that is then currently a margin stock or for any other purpose which might constitute the purchase of such Notes a “purpose credit” within the meaning of such Regulation U, unless the Company shall have delivered to the Purchaser which is purchasing such Notes, on the Closing Day for such Notes, an opinion of counsel satisfactory to such Purchaser stating that the purchase of such Notes does not constitute a violation of such Regulation U. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. None of the proceeds of the sale of the Notes has been or will be used to finance a Hostile Tender Offer.

8J. ERISA. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which could reasonably be expected to result in a Material Adverse Effect. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or any action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the Closing Day for any Notes with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

8L. Environmental Compliance.

(i) The Company and its Subsidiaries and all of their respective Properties have complied at all times (during such period of time the Company or its Subsidiaries have owned or operated each such Property) and in all respects with all Environmental Requirements where failure to comply could reasonably be expected to have a Material Adverse Effect.

(ii) Except as set forth in Schedule 8L, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Requirement or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Requirement that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) is subject to any Environmental Liability or Environmental Requirement that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) has received notice of any claim with respect to any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iv) knows of any basis for any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii) Except as set forth in Schedule 8L, neither the Company nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed National Priorities List under 40 C.F.R. § 300 or any list arising from a state statute similar to CERCLA. None of the Properties has been identified on any CERCLIS list.

(iv) No Hazardous Materials have been or are being used, produced, manufactured, processed, generated, stored, disposed of, released, managed at or shipped or transported to or from the Properties (during such period of time the Company or its Subsidiaries have owned or operated each such Property) or, to the actual knowledge of the Company, are otherwise present at, on, in or under the Properties or, to the actual knowledge of the Company, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, generated, stored, disposed of, released and managed in the ordinary course of the Company’s and any Subsidiary’s business in compliance with all applicable Environmental Requirements and except for Hazardous Materials present in amounts which have not required and do not require remediation, pursuant to applicable law or regulation, or if remediation is required, such remediation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(v) The Company and each Subsidiary have procured all permits necessary under Environmental Requirements for the conduct of their respective businesses or is otherwise in compliance with all applicable Environmental Requirements, except to the extent the failure to do so would not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

8M. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, condition (financial or otherwise) or operations of the Company or any of its Subsidiaries and which has not been set forth in this Agreement. The Company has disclosed to the Purchasers all agreements, instruments, and corporate or other restrictions to which the Company or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8N. Compliance with Laws and Agreements. The Company and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8O. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of its Subsidiaries, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Company or any of its Subsidiaries, or to the Company’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Company or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Company or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8P. Reserved.

8Q. Solvency. Each of the Company and its Subsidiaries is Solvent and, in executing the Related Documents and consummating the transactions contemplated thereby, neither the Company or any of its Subsidiaries intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of them is or will become indebted.

8R. Senior Debt. The obligations of the Company and its Subsidiaries under this Agreement, the Notes and the other Related Documents constitute senior debt for purposes of all subordinated debt facilities, if any.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser has acquired the Issued Series A Notes and will acquire any Shelf Notes purchased from the Company pursuant to this Agreement for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B. Source of Funds. You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source constitutes assets allocated to your “insurance company general account” (as such term is defined under Section V of the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60), and as of the date of the purchase of the Notes, you satisfy all of the applicable requirements for relief under Sections I and IV of PTE 95-60; or

(b) if you are an insurance company, the Source does not include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes asset of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed

20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to clause (c); or

(e) the Source is a governmental plan; or

(f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (f); or

(g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraphs 4B or 4F or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean .50 of 1%.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury

Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4 or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Fixed Rate Shelf Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero. For the avoidance of doubt, no Yield-Maintenance Amount shall be payable in connection with any Floating Rate Shelf Note.

10B. Other Terms.

“Acceptance” shall have the meaning specified in paragraph 2G.

“Acceptance Day” shall have the meaning specified in paragraph 2G.

“Acceptance Window” shall have the meaning specified in paragraph 2G.

“Accepted Note” shall have the meaning specified in paragraph 2G.

“Acquisition” shall mean the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Act” shall mean the USA PATRIOT Act (Pub.L. No. 107-56, 115 Stat. 272 (2001)).

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Company; or (ii) which beneficially owns or holds 5% or more of the aggregate voting rights for all of Company’s classes or outstanding Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the aggregate voting rights of such Person) of the Company, or 5% or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the aggregate voting rights of such Person) of which is beneficially owned or held by the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

“Amendment Closing Day” shall have the meaning specified in paragraph 3.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its president and chief operating officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential reasonably in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company reasonably in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” shall have the meaning specified in paragraph 2B.

“Bank Agreement” shall mean the Revolving Credit Agreement, dated as of December 10, 2004, among the Company, the lenders party thereto and SunTrust Bank, as Administrative Agent, as it may be amended, modified or supplemented, or replaced or refinanced, from time to time.

“Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 7A.

“Base Rate” shall mean, for any day and for each Floating Rate Loan that bears interest at the Base Rate, the higher of (i) the per annum floating rate established by The Bank of New York (New York, NY) as its “prime rate” for domestic (United States) commercial loans in effect on such day and (ii) the per annum floating rate equal to one-half of one percent (0.50%) in excess of the Federal Funds Rate. The Bank of New York’s prime rate is a rate set by The Bank of New York based upon various factors, including The Bank of New York’s costs and desired return, general economic conditions and other factors, and is neither directly tied to an external rate of interest or index nor necessarily the lowest or best rate of interest actually charged at any given time to any customer or particular class of customers for any particular credit extension. Without notice to the Company or any other Person, The Bank of New York’s “prime rate” shall change automatically from time to time, based upon publicly announced changes in such rate, with each such change to become effective as of the beginning of business on the day on which any such change is publicly announced.

“Base Rate Loan” shall mean the amount outstanding from time to time under any Floating Rate Shelf Note that bears interest at the Base Rate.

“Base Rate Margin” shall mean, with respect to Base Rate Loans under any Series of Floating Rate Shelf Notes, the margin, specified in the Notes of such Series with respect to Base Rate Loans, which is to be added to the Base Rate applicable from time to time to such Base Rate Loans.

“Breakage Cost Obligations” shall have the meaning specified in clause (i) of paragraph 2K(2).

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in States of New York and Florida are required or authorized to be closed and (iii) for purposes of paragraph 2E hereof only, a day on which Prudential is not open for business.

“Cancellation Date” shall have the meaning specified in paragraph 2J(4).

“Cancellation Fee” shall have the meaning specified in paragraph 2J(4).

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Inventory System established pursuant to CERCLA.

“Change in Control” shall mean, at any time:

(a) with respect to the Company:

(i) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Albert Nahmad, Alna Capital Associates or a trust or other entity controlled by either of them or one of their Affiliates (each an “Existing Control Group”) either (A) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock of the Company (or securities convertible into or exchangeable for such Voting Stock) representing forty percent (40%) or more of the combined voting power of all Voting Stock of the Company (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Company (provided, that if an event described in this clause (i) shall occur solely by reason of the death of one or more members of the Existing Control Group, then a “Change of Control” shall not be deemed to have occurred so long as the Voting Stock of the decedent is owned of record by the estate or immediate family of such decedent);

(ii) during any period of up to twenty-four (24) consecutive months, commencing on the Amendment Closing Day, individuals who at the beginning of such twenty-four (24)-month period were directors of the Company shall cease for any reason (other than the death, disability or retirement of a director or of an officer of the Company that is serving as a director at such time so long as another officer of the Company replaces such Person as a director) to constitute a majority of the board of directors of the Company; or

(iii) any Person or two or more Persons acting in concert other than the Existing Control Group shall have acquired by contract or otherwise, or shall have consummated a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Company; or

(iv) with respect to any Major Subsidiary,

(1) the Company shall cease to own, directly or indirectly, at least 100% of the Voting Stock of each currently existing Major Subsidiary or any other Subsidiary that is or becomes a Major Subsidiary after the date hereof; or

(vii) any Person or two or more Persons acting in concert other than the Company shall have acquired by contract or otherwise, or shall have consummated a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of such Major Subsidiary.

“Closing Day” shall mean with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2I, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2J(3), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Confirmation of Acceptance” shall have the meaning specified in paragraph 2G.

“Consolidated” shall mean, with respect to any item of financial information, the item of financial information for the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

“Consolidated Debt” shall mean, as of any date of determination, without duplication, all Debt of the Company and its Subsidiaries (other than as described in subsection (j) under the definition of “Debt” herein), determined on a consolidated basis in accordance with generally accepted accounting principles. For purposes of determining “Consolidated Debt,” the principal amount of any Synthetic Lease Obligation shall be deemed to be the amount that would be reflected on the balance sheet of the Company and its Subsidiaries if such Synthetic Lease Obligation were characterized as a capital lease rather than an operating lease.

“Consolidated EBIT” shall mean, for the Company and its Subsidiaries for any period ending on the date of computation thereof, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense and (iii) a non-cash charge resulting from a potential impairment of Dunhill’s goodwill; provided, however, that with respect to an acquisition that is accounted for as a “purchase”, for the period of four full consecutive fiscal quarters of the Company ending next following the date of such acquisition, “Consolidated EBIT” shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis as if such acquisition had been consummated as a “pooling of interests”.

“Consolidated EBITDA” shall mean, for the Company and its Subsidiaries for any period ending on the date of computation thereof, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) a non-cash charge resulting from a potential impairment of Dunhill’s goodwill; provided, however, that with respect to an acquisition that is accounted for as a “purchase”, for the period of four full consecutive fiscal quarters of the Company ending next following the date of such acquisition, “Consolidated EBITDA” shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis as if such acquisition had been consummated as a “pooling of interests”.

“Consolidated Interest Expense” shall mean, for the Company and its Subsidiaries for any period ending on the date of computation thereof, determined on a consolidated basis in accordance with generally accepted accounting principles, the sum of (a) total cash interest expense, including without limitation, the interest component of any payments in respect of Capitalized Lease Obligations during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) any equity interest of the Company or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary and (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary on the date that such Person’s assets are acquired by the Company or any Subsidiary.

“Consolidated Net Worth” shall mean, as of any date, (a) the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with generally accepted accounting principles, after eliminating (i) all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, (ii) a non-cash charge resulting from a potential impairment of Dunhill’s goodwill, minus (b) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with generally accepted accounting principles.

“Consolidated Total Assets” shall mean, for the Company and its Subsidiaries for any period ending on the date of computation thereof, determined on a consolidated basis in accordance with generally accepted account principles, the aggregate book value of the assets of the Company and its Subsidiaries for such period.

“Consolidated Total Capitalization” shall mean, at any time, the sum of (i) Consolidated Debt at such time plus (ii) Consolidated Net Worth at such time.

“Consolidated Total Revenues” shall mean, for the Company and its Subsidiaries for any period ending on the date of computation thereof, determined on a consolidated basis in accordance with generally accepted accounting principles, the total revenues of the Company and its Subsidiaries for such period.

“Debt” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business; provided, that trade payables overdue by more than one hundred twenty (120) days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures);

(c) all liabilities created or arising under any conditional sale or other title retention agreement(s) relating to property acquired by such Person;

(d) its Capitalized Lease Obligations;

(e) all liabilities, contingent or otherwise, in respect of letters of credit, acceptances or similar extensions of credit;

(f) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof;

(h) all liabilities, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person;

(i) Off-Balance Sheet Liabilities;

(j) liabilities under any Hedging Agreements; and

(k) all Securitization Transactions.

Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Default Rate” shall mean, with respect to each Series of Floating Rate Loans, a rate that is 2.00% over the rate of interest otherwise applicable to such Series in effect from time to time.

“Delayed Delivery Fee” shall have the meaning specified in paragraph 2J(3).

“Dunhill” shall mean Dunhill Staffing Systems, Inc., a Delaware corporation and its Subsidiaries, Dunhill Temporary Systems, Inc., a New York corporation, and Dunhill Personnel Systems of New Jersey, Inc., a New Jersey corporation, each of which is a Subsidiary as of the Amendment Closing Date.

“Eligible Securities” shall mean the following obligations and any other obligations previously approved in writing by the Required Holders:

(a) Government Securities;

(b) certificates of deposits, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or place with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or of any state thereof which has a combined capital surplus and undivided profits of not less than $500,000,000;

(c) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(d) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(e) shares of mutual funds which invest solely in any one or more of the obligations described in clauses (a) through (d) above;

(f) debt securities with a maturity of no greater than 365 days and rated at least “A-” by S&P or at least “A3” by Moody’s; and

(g) subject to the limitation set forth in paragraph 6H, other debt or equity securities which are listed on a national securities exchange or freely traded in the over-the-counter market so long as the cost of such securities does not exceed in the aggregate $5,000,000.

“Environmental Authority” shall mean any foreign, federal, state, local or regional government that exercises any duly authorized form of jurisdiction or authority under any Environmental Requirement.

“Environmental Judgments and Orders” shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other duly authorized entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, degree or order.

“Environmental Liabilities” shall mean any liabilities, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notices” shall mean any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also shall mean (i) any written communication from any other Person threatening litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any other Person commencing litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements.

“Environmental Proceedings” shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” shall mean releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases does not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

“Environmental Requirements” shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning specified in paragraph 2B.

“Facility Fee” shall have the meaning specified in paragraph 2J(1).

“Fair Market Value” shall mean, at any time, the sale value of property that would be realized in an arm’s-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Governmental Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City local time) on that day by each of three leading brokers of federal funds transactions in New York City selected by the holder of the greatest aggregate principal amount of the Notes of the applicable Series of Notes.

“Governmental Authority” shall mean any Federal, state, municipal, local, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a State of the United States, the United States, or a foreign entity or government.

“Government Securities” shall mean direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof.

“Guarantors” shall mean, collectively, the Subsidiaries of the Company listed on Schedule 10B and any Subsidiary that becomes a Guarantor in accordance with paragraph 5D hereof.

“Guaranty” or “Guarantee” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds for the purchase or payment of such indebtedness or obligation, or to maintain any working capital or other balance sheet condition or any income statement condition of any Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(iv) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Agreement” shall mean any one of the Guaranty Agreements.

“Guaranty Agreements” shall mean collectively, each Guaranty Agreement, in substantially the form of Exhibit E hereto, dated as of the date hereof (in the case of the

Guarantors listed on Schedule 10(B) or dated the date upon which a Subsidiary of the Company becomes a Guarantor in accordance with paragraph 5D, executed and delivered by each Guarantor in each case in connection with this Agreement, as such Guaranty Agreement may be amended, restated modified or supplemented from time to time in accordance with its terms.

“Hazardous Materials” shall mean (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, foreign exchange agreements, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interest, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“Institutional Investors” shall mean (i) any bank, savings bank, savings and loan association or insurance company, (ii) any pension plan or portfolio or investment fund managed or administered by any bank, savings bank, savings and loan association or insurance company, (iii) any investment company owned by any bank, savings bank, savings and loan association or insurance company, the majority of the shares of the capital stock of which are traded on a national securities exchange or in the National Association of Securities Dealers automated quotation system, or (iv) any investment banking company.

“Intangibles” shall mean goodwill, patents, trademarks, trade names, organization expense, licenses, franchises, exploration permits and import and export permits and other like intangibles, determined in accordance with generally accepted accounting principles.

“Interest Coverage Ratio” shall mean as of any date of determination with respect to the Company, the ratio of (a) Consolidated EBIT as of such date to (b) Consolidated Interest Expense as of such date.

“Interest Period” shall mean, as to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made or, in the case of a continuation of an existing LIBOR Loan as a LIBOR Loan or a conversion of an existing Base Rate Loan into a LIBOR Loan, on the last day of the immediately preceding Interest Period applicable thereto, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (as the Company may elect or be deemed to elect as provided herein or as otherwise provided herein) thereafter; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the earlier of (a) the last day of such Interest Period or (b) the day on which the applicable LIBOR Loan is repaid or prepaid in full.

“Investment” shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition or beneficial ownership by such Person of, or of a beneficial interest in, Capital Stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person or the assumption of any liability of any other Person.

“Issuance Fee” shall have the meaning specified in paragraph 2J(2).

“Issuance Period” shall have the meaning specified in paragraph 2C.

“Issued Series A Note” shall have the meaning specified in paragraph 1A.

“LIBOR Loan” shall mean an amount outstanding from time to time under any Floating Rate Shelf Note that bears interest at the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period for each LIBOR Loan for such Interest Period:

(i) the interest rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, as reported by the British Bankers’ Association as of 11:00 a.m. London time on the day that is two Business Days prior to the first day of such Interest Period; or

(ii) if such rate ceases to be reported in accordance with the above clause (i) or is unavailable, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum quoted by each of the Reference Banks at approximately 11:00 A.M. (New York City) on the first day of such Interest Period for loans in U.S. dollars to major banks in the London interbank eurodollar market for a period equal to such Interest Period, commencing on the first day of such Interest Period, and in an amount comparable to the aggregate outstanding principal amount of the applicable LIBOR Loan.

As used in this definition, “Reference Banks” shall mean three major banks in the London interbank market selected by the holder of the greatest aggregate principal amount of the Notes of the applicable Series.

“LIBOR Rate Margin” shall mean, with respect to LIBOR Loans under any Series of Floating Rate Shelf Notes, the margin, specified in the Notes of such Series with respect to LIBOR Loans, which is to be added to any applicable LIBOR Rate for such LIBOR Rate Loans.

“Lien” shall mean any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes except a Lien granted for precautionary purposes with respect to a true lease or other true bailment. Subject to the foregoing, for the purposes of this Agreement, the Company and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Major Subsidiary” shall mean, collectively, (a) Baker Distributing Company LLC, a Delaware limited liability company, Gemaire Distributors LLC, a Delaware limited liability company, HBA Distributors LLC, a Delaware limited liability company, Heating & Cooling Supply LLC, a California limited liability company, and Three States Supply Company LLC, a Tennessee limited liability company, and (b) any other direct or indirect Subsidiary of the Company having at any time: (i) assets in an amount equal to at least 10% of the Consolidated Total Assets of the Company and its Subsidiaries determined as of the last day of the most recent fiscal quarter of the Company as reflected in the Company’s most recent financial statements required by paragraphs 5A(1)(i) or (ii); or (ii) revenues or net income in an amount equal to at least 10% of the Consolidated Total Revenues or Consolidated Net Income of the Company and its Subsidiaries for the 12-month period ending on the last day of the most recent fiscal quarter of the Company as reflected in the Company’s most recent financial statements required by paragraphs 5A(1)(i) or (ii).

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, liabilities or prospects of the Company and of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and its Subsidiaries to perform any of their respective obligations under this Agreement, the Note or any other Related Document, (c) the rights and remedies of the Purchasers under this Agreement, the Notes or any other Related Document or (d) the legality, validity or enforceability of any of the Related Documents.

“Material Agreement” shall mean any agreement filed pursuant to Item 601(b)(10) of Regulation S-K with the Company’s most recent Annual Report on Form 10-K.

“Material Debt” shall mean Debt (other than the Notes) or obligations in respect of one or more Hedging Agreements, to a single Person and such Person’s Affiliates of an aggregate principal amount exceeding $10,000,000. For purposes of determining “Material Debt,” the “principal amount” of the obligations of the Company or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Material Provision” shall have the meaning specified in paragraph 5J.

“Multiemployer Plan” shall mean any Plan which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA.

“Notes” shall have the meaning specified in paragraph 1.

“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

“Person” shall mean and include an individual, a partnership, a joint venture, limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Prepayment Compensation Amount” shall mean, with respect to any prepayment of all or any portion of any Series of the Floating Rate Shelf Notes, the portion of the prepayment amount in excess of par.

“Prepayment Compensation Percentage” shall mean, for Floating Rate Shelf Notes, (i) 2% of any principal prepaid on any Series of Notes on or prior to the first anniversary of the Closing Day for such Series of Notes, (ii) 1% of any principal prepaid on any Series of Notes after the first anniversary, but on or prior to the second anniversary, of the Closing Day for such Series of Notes and (iii) 0% thereafter, unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Prepayment Compensation Percentage in which case it shall mean, with respect to each Note of such Series, the Prepayment Compensation Percentage so specified.

“Priority Debt” shall mean with respect to any Person, at any time, without duplication, the sum of

(i) Debt of each Subsidiary (other than (a) Debt described in clause (vii) of paragraph 6B(2), (b) Debt held by the Company, any Guarantor or another wholly-owned Subsidiary, or (c) Debt of any Subsidiary which constitutes Debt of such Subsidiary because it is a Guaranty of Debt of the Company); and

(ii) Debt of such Subsidiary secured by any Lien other than a Lien described in clauses (ii), (iii) or (v) of paragraph 6B(1).

“Properties” shall mean all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

“Proposed Prepayment Date” shall have the meaning specified in paragraph 4F(3).

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Affiliate” shall mean (i) any corporation or other entity controlling, controlled by, or under common control with, Prudential and (ii) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition. For purposes of this definition the terms “control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s Voting Stock or equivalent voting securities or interests.

“Purchasers” shall mean with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s), which are purchasing such Accepted Notes.

“QPAM Exemption” shall mean Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Receivables” shall mean accounts receivable (including, without limitation, all rights to payment created or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance).

“Related Documents” shall mean this Agreement, any Note, each Guaranty Agreement and any document or instrument executed in connection with any of the foregoing.

“Request for Purchase” shall have the meaning specified in paragraph 2E.

“Required Holder(s)” shall mean the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning specified in paragraph 2I.

“Responsible Officer” shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

“Restricted Payments”shall have the meaning specified in paragraph 6J.

“S&P” shall mean Standard & Poor’s Rating Group or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Transaction” shall mean (a) any transfer by the Company or any Subsidiary of Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights and all guarantees or other obligations in respect of such Receivables, all other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving such Receivables and all proceeds of any of the foregoing (i) to a trust, partnership, corporation or other entity (other than the Company or a Subsidiary other than a SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), or (b) any transaction in which the Company or a Subsidiary incurs Debt or other obligations secured by Liens on Receivables. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be (x) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Debt or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of any such Receivables that have been written off as uncollectible, and (y) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Debt secured by Liens on the subject Receivables.

“Series” shall have the meaning specified in paragraph 1.

“Shelf Note(s)” shall have the meaning specified in paragraph 1B.

“Significant Holder” shall mean (i) Prudential, so long as Prudential or any Prudential Affiliate shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“Solvent” or “Solvency” shall mean, with respect to any Person as of a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the properties and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE Subsidiary” shall mean any Subsidiary formed solely for the purpose of, and that engages only in, one or more Securitization Transactions.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power, or in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Company.

“Substantial Part” shall mean, with respect to any transfer, assets which (i)(A) together with all other assets disposed of in the same fiscal year constitute 10% or more of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year or (B) have contributed 10% or more of Consolidated Net Income for any of the three most recently completed fiscal years and (ii) from the date hereof the aggregate book value or, if higher, Fair Market Value of all Disposed assets exceed 25% of Consolidated Total Assets.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases that are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Third Party” shall mean all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Company’s business (consistent with its practices on the Amendment Closing Day) and on a temporary basis.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to vote has been suspended by the happening of such a contingency.

10C. Accounting Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited financial statements delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

11. MISCELLANEOUS.

11A. Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, any Yield-Maintenance Amount, any Prepayment Compensation Amount and any Breakage Cost Obligations payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i) all taxes (together in each case with interest and penalties, if any), other than state, federal, local or foreign income taxes, intangible taxes, or franchise taxes, including without limitation, all stamp, recording and other similar taxes, which may be payable with respect to the execution and delivery of this Agreement or the execution, delivery or acquisition of any Note;

(ii) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted; provided, however, that in connection with the fees and expenses of legal counsel of the Purchasers incurred prior to the Amendment Closing Day, the Purchasers shall agree to use the Facility Fee paid by the Company under paragraph 2J(1) to pay all or a portion of such fees and expenses;

(iii) the costs and expenses, including fees and expenses of legal counsel incurred by you, any other Purchaser or any Transferee in connection with the restructuring, refinancing or “work out” of this Agreement or the Notes or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes or the transactions contemplated hereby or by reason of your or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case; and

(iv) any civil penalty or fine assessed by OFAC against you, any other Purchaser or any Transferee and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, as a result of the purchase of the Notes or the acceptance of payments under the Related Documents.

Notwithstanding the foregoing, the Company shall not be liable for any counsel fees incurred by any Purchaser or Transferee arising in connection with a transfer in the ordinary course of any Note or portion thereof or interest therein by Prudential or any other Purchaser to any Transferee. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount, any Prepayment Compensation Amount or any Breakage Cost Obligations payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented. Prior to its effectiveness, any amendment, waiver or consent shall be in writing and executed by the Company and the Required Holders or the holders of all Notes, as applicable.

11D. Form and Registration; Transfer and Exchange; Transfer Restrictions; Lost Notes.

11D(1) Form and Registration. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.

11D(2) Transfer and Exchange of Notes. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.

11D(3) Lost Notes. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, in form and substance reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount, any Prepayment Compensation Amount or any Breakage Costs Obligations payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 2665 South Bayshore Drive, Suite 901, Coconut Grove, Florida 33133, Attention: Ana Menendez, telephone 305714-4115, telecopy 3058586898, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount, Prepayment Compensation Amount or Breakage Cost Obligations payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N. Governing Law; Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the Internal Law of the State of New York. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDER(S) AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES SHALL BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

11O. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve Prudential, any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q. Rank. The parties hereto, for their own benefit and not for the benefit or for the purpose of creating any duty, obligation or liability to any other Person, expressly designate that the right to payment of the Notes shall be pari passu to the Bank Agreement in right of payment and performance.

11R. Patriot Act Notice. Each Purchaser subject to the Act hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Purchaser to identify the Company in accordance with the Act.

11S. Binding Agreement. When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and

Prudential. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

Very truly yours,

WATSCO, INC.

By:
Name:
Title:

The foregoing Agreement is hereby accepted as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:	Billy Greer
Title:	Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:
Name:	Billy Greer
Title:	Assistant Vice President

HARTFORD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P., as Investment Advisor

By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:	Billy Greer
Title:	Vice President

MEDICA HEALTH PLAN

By:	Prudential Private Placement Investors, L.P., as Investment Advisor

By:	Prudential Private Placement Investors, Inc., General Partner

By:
Name:	Billy Greer
Title:	Vice President

EXHIBIT A-1

[FORM OF ALLONGE]

SECOND ALLONGE

to SENIOR NOTE

Attached and affixed to, and made a part of, that certain Senior Note dated February 7, 2001 executed by Watsco, Inc. (the “Company”), in favor of                                                  , as amended by that certain Allonge to Senior Note dated October 30, 2002 (the “Note”).

The Company confirms, renews and restates its obligations pursuant to the terms of the Note; provided that (i) the third paragraph of such Note is amended by inserting after the words “dated as of October 30, 2002” the words “and a Second Amended and Restated Private Shelf Agreement, dated as of December 10, 2004”.

Except as expressly provided above, the Note is not modified or amended in any respect and remains in full, force and effect.

IN WITNESS WHEREOF, intending to be legally bound, the Company has caused this Second Allonge to be executed and delivered on this      day of December, 2004.

WATSCO, INC.

By:
Title:

Acknowledged and agreed:

[INSERT NOTEHOLDER]

By:
Title:

EXHIBIT A-2

[FORM OF FIXED RATE SHELF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED OR SOLD IN VIOLATION OF SUCH ACT.

WATSCO, INC.

SENIOR SERIES              NOTE

No.

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

FOR VALUE RECEIVED, the undersigned, WATSCO, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Florida, hereby promises to pay to                     , or registered assigns, the principal sum of                      DOLLARS [on the Final Maturity Date specified above] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year—30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% over the Interest Rate specified above or (ii) 2% over the rate of interest publicly announced by Bank of New York from time to time in New York City as its Prime Rate.

Payments of principal, Yield-Maintenance Amount, if any, and interest are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Second Amended and Restated Private Shelf Agreement, dated as of December 10, 2004 (as amended, modified or supplemented from time to time, the “Agreement”), between the Company and The Prudential Insurance Company of America and each Prudential Affiliate (as defined in the Agreement) which becomes party thereto and is entitled to the benefits thereof.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (to the extent set forth in the Agreement), protest and diligence in collecting.

Should any debt represented by this Note be collected at law or in equity, or in bankruptcy or other proceedings, or should this Note be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, Yield-Maintenance Amount, if any, and interest due and payable hereon, all costs of collecting or attempting to collect this Note, including attorneys’ fees and expenses (including those incurred in connection with any appeal).

Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

A-2-2

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE. As provided in paragraph 11N of the Agreement, the Company submits to the jurisdiction of the Supreme Court of the State of New York located in New York County, New York and the United States District Court for the Southern District of New York in any action or proceeding relating to this Note.

WATSCO, INC.

By:
Title:

A-2-3

EXHIBIT A-3

[FORM OF FLOATING RATE SHELF NOTE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF THE UNITED STATES OF AMERICA AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.

WATSCO, INC.

SENIOR SERIES      NOTE

No.

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

LIBOR RATE MARGIN:

BASE RATE MARGIN:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

PPN:

FOR VALUE RECEIVED, the undersigned, WATSCO, INC., a corporation organized under the laws of Florida (herein called the “Company”), hereby promises to pay to                     , or registered assigns, the principal sum of                      DOLLARS [on the Final Maturity Date specified above][, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (a) on the unpaid balance thereof at the interest rate per annum computed on the basis contained in paragraph 2 of the Agreement (hereinafter defined) on the unpaid balance thereof; during each Interest Period, at a rate per annum equal to the LIBOR Rate in respect of such Interest Period plus the LIBOR Rate Margin (or the Base Rate plus the Base Rate Margin, if applicable), payable in the manner specified by, and in accordance with the terms of, the Agreement (hereinafter defined) and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Prepayment Compensation Amount, any overdue payment of Breakage Cost Obligations, and any overdue payment of interest at a rate per annum from time to time equal to the Default Rate, payable at the time specified in the Agreement (hereinafter defined).

Payments of principal, Prepayment Compensation Amount, if any, Breakage Cost Obligations, if any, and interest are to be made at the main office of The Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Note”) issued pursuant to a Second Amended and Restated Private Shelf Agreement, dated as of December 10, 2004 (as it may be amended, modified or supplemented from time to time, the “Agreement”), among the Company, on the one hand, and The Prudential Insurance Company of America and each Prudential Affiliate which becomes a party thereto, on the other hand, and is entitled to the benefits thereof. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

This Note is subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

The Company and any and all endorsers, guarantors and sureties severally waive demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate, notice of acceleration (to the extent set forth in the Agreement), protest and diligence in collecting.

Should any debt represented by this Note be collected at law or in equity, or in bankruptcy or other proceedings, or should this Note be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, Prepayment Compensation Amount, if any, Breakage Cost Obligations, if any, and interest due and payable hereon, all costs of collecting or attempting to collect this Note, including attorneys’ fees and expenses (including those incurred in connection with any appeal).

Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE. As provided in paragraph 11N of the Agreement, the Company submits to the jurisdiction of the Supreme Court of the State of New York located in New York County, New York and the United States District Court for the Southern District of New York in any action or proceeding relating to this Note.

A-3-2

WATSCO, INC.

By:
Name:
Title:

A-3-3

EXHIBIT B

[FORM OF REQUEST FOR PURCHASE]

WATSCO, INC.

Reference is made to the Second Amended and Restated Private Shelf Agreement, dated as of December 10, 2004 (as it may be amended, modified or supplemented from time to time, the “Agreement”) among Watsco, Inc. (the “Company”), on the one hand, and The Prudential Insurance Company of America and each Prudential Affiliate which becomes a party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to paragraph 2D of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of
the Notes covered hereby
(the “Notes”) $[1]

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date[2]	Principal Prepayment Dates and Amounts[3]	Interest Rate Option[4]	Interest Payment Period[5]

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

[1]	Minimum principal amount of $10,000,000.
[2]	Fixed Rate Shelf Note final maturity not to exceed 12 years; Floating Rate Shelf Note final maturity not to exceed 5 years.
[3]	Fixed Rate Shelf Note average life not to exceed 10 years; Floating Rate Shelf Note average life not to exceed 5 years.
[4]	Specify fixed or floating.
[5]	For Fixed Rate Shelf Notes, specify quarterly or semi-annually. For Floating Rate Shelf Notes, specify the initial Interest Period.

5.	The purchase price of the Notes is to be transferred to:

Name, Address and ABA Routing Number of Bank	Number of Account

6.	[Except as otherwise set forth in Exhibit A attached hereto, the] Company certifies that:

(a) the representations and warranties contained in paragraph 8 of the Agreement are true on and as of the date of this Request for Purchase except to the extent of changes caused by the transactions contemplated in the Agreement; and

(b) there exists on the date of this Request for Purchase no Event of Default or Default and, after giving effect to the issuance of Notes on the proposed Closing Date, no Event of Default or Default shall have occurred and be continuing.

7.	The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.

Dated:

WATSCO, INC.

By:
Name:
Title:

B-2

EXHIBIT C

[FORM OF CONFIRMATION OF ACCEPTANCE]

WATSCO, INC.

Reference is made to the Second Amended and Restated Private Shelf Agreement, dated as of December 10, 2004 (as it may be amended, modified or supplemented from time to time, the “Agreement”) among Watsco, Inc. (the “Company”), on the one hand, and The Prudential Insurance Company of America (“Prudential”) and each Prudential Affiliate which becomes a party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby makes the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of the Agreement, including without limitation, those contained in paragraphs 2G and 2I of the Agreement relating to the purchase and sale of such Notes and by the provisions of the penultimate sentence of paragraph 11A, paragraph 11N and paragraph 11Q of the Agreement.

Pursuant to paragraph 2G of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal amount $

(A)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate option[1]:
	(f)	Interest rate/spread[2]:
	(g)	Interest payment period[3]:
	(h)	Payment and notice instructions: As set forth on attached Purchaser Schedule
	(B)	(a) Name of Purchaser:
(b) Principal amount:
(c) Final maturity date:
(d) Principal prepayment dates and amounts:

[1]	Specify fixed or floating.
[2]	For Fixed Rate Shelf Notes, specify interest rate. For Floating Rate Shelf Notes, specify LIBOR Rate Margin and Base Rate Margin.
[3]	For Fixed Rate Shelf Notes, specify quarterly or semi-annually. For Floating Rate Shelf Notes, specify the initial Interest Period and whether the initial loan will be a LIBOR Loan or a Base Rate Loan.

(e) Interest rate option:
(f) Interest rate/spread:
(g) Interest payment period:
(h) Payment and notice instructions: As set forth on attached Purchaser Schedule

[(C), (D)..... same information as above.]

II.	Closing Day:

Dated:	WATSCO, INC.

By:
Title:

[THE PRUDENTIAL INSURANCE COMPANY OF AMERICA]

By:
Vice President

[PRUDENTIAL AFFILIATE]

By:
Vice President

C-2

EXHIBIT D-1

[FORM OF OPINION OF COMPANY’S COUNSEL]

[Letterhead of Moore Van Allen]

[Date of Closing]

The Prudential Insurance Company of America

c/o Prudential Capital Group

1170 Peachtree Street, Suite 500

Atlanta, Georgia 30309

Ladies and Gentlemen:

We have acted as special counsel for Watsco, Inc. (the “Company”) in connection with the Second Amended and Restated Private Shelf Agreement, dated as of December     , 2004 (the “Agreement”) between the Company and The Prudential Insurance Company of America and each Prudential Affiliate which becomes a party thereto and each of the Subsidiaries (each a “Guarantor”) in connection with its Second Amended and Restated Guaranty Agreement dated as of December     , 2004 (each a “Guaranty Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3A(1)(vii) of the Agreement and with the understanding you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, we have examined such certificates of public officials, certificates of officers of the Company and the Guarantors and copies certified to our satisfaction of corporate documents and records of the Company and the Guarantors and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established. With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by you in paragraph 9A of the Agreement.

Based on the foregoing, it is our opinion that:

1. The Company and its Subsidiaries have the corporate power to carry on their respective businesses as now being conducted. Each Subsidiary specified on the attached Schedule is a corporation or limited liability company validly existing in good standing under the laws of its jurisdiction of formation.

2. The Agreement and the Allonge have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3. Each Guaranty Agreement has been duly authorized by all requisite corporate or limited liability company action and duly executed and delivered by authorized officers of the Guarantor a party thereto, and are valid obligations of such Guarantor, legally binding upon and enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4. The execution and delivery of the Agreement, the Allonge and each Guaranty Agreement and fulfillment of and compliance with the provisions of the Agreement, the Allonge or such Guaranty Agreement, as the case may be, do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Guarantor a party thereto pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or by-laws or other applicable organizational documents of the Company or any Guarantor, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement (including, without limitation, any agreement listed in Schedule 8G to the Agreement), instrument, order, judgment or decree to which such the Company or any Guarantor is a party or otherwise subject.

Each of King & Spalding and any Transferee may rely on this opinion.

Very truly yours,

D-1-2

EXHIBIT D-2

[Reserved]

EXHIBIT D-3

[FORM OF OPINION OF COMPANY’S COUNSEL]

[Letterhead of Moore Van Allen]

[Date of Closing]

[Name(s) and address(es) of

Purchaser(s)]

Ladies and Gentlemen:

We have acted as special counsel for Watsco, Inc. (the “Company”) in connection with the Second Amended and Restated Private Shelf Agreement, dated as of December         , 2004 (the “Agreement”) between the Company, on the one hand, and The Prudential Insurance Company of America and each Prudential Affiliate which becomes a party thereto, on the other hand, pursuant to which the Company has issued to you today Senior Series          Notes of the Company in the aggregate principal amount of $                 (the “Notes”). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3A(2)(v) of the Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established. With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by [each of] you in paragraph 9A of the Agreement.

Based on the foregoing, it is our opinion that:

1. Each Subsidiary specified on the attached Schedule is a corporation or limited liability company validly existing in good standing under the laws of its jurisdiction of formation. The Company and its Subsidiaries have the corporate or limited liability company power to carry on their respective businesses as now being conducted.

2. The Notes have been duly authorized by all requisite corporate or limited liability company action and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). [Enforceability opinion will assume that NY and NC law are the same.]

3. It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

4. The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of regulation T, U or X of the Board of Governors of the Federal Reserve System.

5. The execution and delivery of the Notes, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Agreement and the Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other Person (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or by-laws or other applicable organizational documents of the Company or any of its Subsidiaries, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or (insofar as is known to us after having made due inquiry with respect thereto) any agreement (including, without limitation, any agreement listed in Schedule 8G to the Agreement), instrument, order, judgment or decree to which the Company or any of its Subsidiaries is a party or otherwise subject.

Each of King & Spalding and any Transferee may rely on this opinion.

Very truly yours,

D-3-2

EXHIBIT D-4

[Reserved]

[SUBJECT TO REVIEW AND APPROVAL OF MVA OPINION]

EXHIBIT E

[NAME OF SUBSIDIARY]

THIS SECOND AMENDED and RESTATED GUARANTY AGREEMENT dated as of December     , 2004 by [Name of Subsidiary] (the “Guarantor”) in favor of The Prudential Insurance Company of America and each Prudential Affiliate, together with any of their affiliates or successors or assigns (collectively, the “Note Purchasers” and individually, a “Note Purchaser”).

WHEREAS, pursuant to that certain Private Shelf Agreement, dated as of January 31, 2000 (as amended and in effect on the date hereof, the “2000 Agreement”), among Watsco, Inc. (“Parent”) and the Note Purchasers, the Note Purchasers have purchased senior unsecured promissory notes in the aggregate principal amount of $30,000,000 (collectively, the “Series A Notes”).

WHEREAS, in connection with the 2000 Agreement, the Guarantor and certain other subsidiaries of Parent, as guarantors, executed and delivered, among other things, that certain Guaranty Agreement dated as of January 30, 2000 (the “2000 Guaranty”).

WHEREAS, pursuant to that certain Amended and Restated Private Shelf Agreement dated as of October 30, 2002 (the “2002 Agreement”) among Parent and the Note Purchasers, Parent authorized the issuance of its shelf notes in the aggregate principal amount of up to $125,000,000 and the Guarantor amended and restated the 2000 Guaranty pursuant to an Amended and Restated Guaranty Agreement dated as of October 30, 2002 (as amended, modified or otherwise supplemented prior to the date hereof, the “2002 Guaranty”).

WHEREAS, Parent and the Note Purchasers are amending and restating the 2002 Agreement pursuant to that certain Second Amended and Restated Private Shelf Agreement dated as of December 10, 2004 (as amended, modified or otherwise supplemented from time to time, the “Note Agreement”) among Parent and the Note Purchasers, pursuant to which, among other things, Parent is authorizing the issuance of its shelf notes in the aggregate principal amount of up to $125,000,000 (such notes, together with the Series A Notes, collectively referred to herein as the “Notes”).

WHEREAS, it is a condition to the execution of the Note Agreement that the Guarantor amend and restate the 2002 Guaranty as provided herein, whereby the Guarantor shall continue to guarantee, among other things, the payment when due of all principal, interest and other amounts that shall be at any time payable by Parent under the Note Agreement, the Notes and the Related Documents (defined herein).

WHEREAS, the Guarantor and Parent are collectively engaged in, among other things, the business of distributing HVAC and related equipment.

WHEREAS, the Guarantor has benefited from the financing provided by the Note Purchasers to Parent pursuant to the 2002 Agreement and will continue to benefit from the financing provided pursuant to the Note Agreement as the continued success of the business operations of Guarantor is directly dependent upon the ability of Parent to obtain adequate financing for its business operations and the expansion of such business operations.

WHEREAS, the Guarantor intends that (a) the provisions of the 2002 Guaranty be hereby superseded and replaced by the provisions hereof; and (b) by entering into and performing its obligations hereunder, the Guarantor shall continue to guarantee, without interruption or impairment of any kind, the Obligations (as defined herein).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor hereby agrees that the 2002 Guaranty is amended and restated in its entirety as follows:

Section 1. Guaranty; Security.

(a) The Guarantor hereby absolutely and unconditionally guarantees the due and punctual payment and performance of: (i) the principal of, and accrued interest on, the Notes when due (whether at stated maturity, by acceleration or otherwise), (ii) all other monetary and nonmonetary obligations of the Parent owed to the Note Purchasers under the Note Agreement, any Note and any other agreement, document, guarantee or instrument executed in connection therewith (“Related Documents”) including all fees, charges (including, without limitation, any Yield-Maintenance Amount, Prepayment Compensation Amount and Breakage Cost Obligations) and other amounts payable by the Parent to the Note Purchasers thereunder, (iii) the due and punctual performance of covenants, agreements, obligations and liabilities of the Company and Subsidiaries under or pursuant to the Note Agreement and the other Related Documents, and (iv) any and all extensions, renewals, modifications or substitutions of the foregoing (the items set forth in clauses (i) through (iv) hereunder are collectively referred to herein as the “Obligations”); provided, however, that the liability of the Guarantor hereunder shall not exceed at any time the Maximum Amount (as hereinafter defined) for the Guarantor. The “Maximum Amount” shall mean the greater of (i) 95% of (a) the fair salable value of the assets of the Guarantor as of the date hereof minus (b) the total liabilities of the Guarantor (including contingent liabilities but excluding liabilities of the Guarantor under this Guaranty Agreement) on the date hereof; and (ii) 95% of (x) the fair salable value of the assets of the Guarantor from time to time minus (y) the total liabilities of the Guarantor (including contingent liabilities but excluding liabilities of the Guarantor under this Guaranty Agreement) at such time to the extent permitted by applicable law.

(b) Each of the Guarantors authorizes each of the Note Purchasers to (a) take and hold such security, if any, for payment of this Guaranty Agreement and the Obligations as may be required by the Agreement, and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors.

Section 2. Guaranty of Payment and Not of Collection. This Guaranty Agreement shall be a guaranty of payment and not of collection. The Note Purchasers shall not be obliged before enforcing this Guaranty Agreement against the Guarantor: (a) to take any action in any court against the Parent or any other guarantor of the Obligations or otherwise take any action to enforce the rights and remedies of the Note Purchasers under the Note Agreement or the Notes or any other Related Documents, (b) to make any claim in a liquidation or bankruptcy of the Parent or any other guarantor of the Obligations or (c) to make demand of the Parent or any other guarantor of the Obligations or to enforce or seek to enforce any collateral or other security held by the Collateral Agent or any other Person securing or otherwise in respect of the Obligations. The Guarantor agrees that it shall be liable hereunder notwithstanding (x) the dissolution or liquidation, or the merger, consolidation or other change until the Obligations have been indefeasibly paid in full in form of the Parent or any other guarantor of the Obligations, (y) any defect, limitation or insufficiency in the borrowing powers of the Parent or in the exercise thereof or (z) the invalidity, illegality or unenforceability of the Note Agreement, the Notes or any other Related Documents.

Section 3. No Discharge. The Guarantor shall not be discharged from its obligations hereunder by any concession, waiver or arrangement granted to or made with the Parent or by anything done or omitted which but for this provision might operate to so discharge the Guarantor from its obligations hereunder or by any invalidity, unenforceability, limitation, release or the lapse of any collateral security granted to the Note Purchasers or on behalf of the Note Purchasers by the Parent or any other Person to secure any of the Obligations. The Note Purchasers may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Company or any other Guarantor or guarantor, as the case may be, or any security.

Section 4. Action with respect to Obligations. Each Note Purchaser may, at any time and from time to time, without the consent of the Guarantor under this Guaranty Agreement, and without discharging the Guarantor from its obligations hereunder: (a) purchase Shelf Notes under the Note Agreement; (b) change the manner, place or terms of payment, or change or extend the time of payment of, or renew or alter the Obligations in any manner; (c) sell, exchange, release or otherwise deal with all or any part of any collateral security at any time granted, pledged or mortgaged by the Parent or any other Person to secure the Obligations; (d) release anyone liable in any manner for the payment or collection of the Obligations; (e) amend or otherwise alter the terms of the Note Agreement, the Notes or any other Related Document; (f) exercise, or refrain from exercising, any rights against the Parent or any other Person (including any other guarantor of the Obligations); and (g) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Note Purchasers shall elect.

Section 5. Waiver. The Guarantor hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind under this Guaranty Agreement and any other act or thing or omission or delay to do any other act or thing which might in any manner or to any extent vary the risk of the Guarantor under this Guaranty Agreement or which might otherwise operate as a discharge of the Guarantor under this Guaranty Agreement.

Section 6. Inability to Accelerate Note. If an Event of Default shall have occurred and be continuing and the Note Purchasers or the holder of any of the Obligations is prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Note Purchasers or such holder shall be entitled to receive hereunder from the Guarantor, upon demand therefor, the sums which would have otherwise been due had such acceleration occurred.

Section 7. Reinstatement of Obligations. The Guarantor further confirms that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or must otherwise be restored by the Note Purchasers upon the bankruptcy or reorganization of any or all of the Parent or the Guarantor or otherwise.

Section 8. Waiver of Subrogation. The Guarantor hereby waives, until the Obligations have been indefeasibly paid in full, to the fullest extent any and all claims the Guarantor may have against Parent arising out of any payment by the Guarantor of any of the Obligations pursuant to this Guaranty Agreement, including, but not limited to, all such claims of the Guarantor arising out of any right of subrogation, indemnity, reimbursement, contribution, exoneration, payment or other claim, cause of action, right or remedy, whether such claim arises at law, in equity, or out of any written or oral agreement between the Guarantor and Parent or otherwise. The waivers set forth herein in this Section 8 may not be revoked by the Guarantor without the prior written consent of the Note Purchasers. In furtherance of the foregoing and not in limitation of any other right that the Note Purchasers has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company or any Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Note Purchasers in cash the amount of such unpaid Obligations. Upon payment by any Guarantor of any sums to the Note Purchasers, all rights of such Guarantor against the Company arising as a result thereof by way of right of subrogation, contribution, reimbursement indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all of the Obligations. In addition, any indebtedness of the Company now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations. If any amount shall erroneously be paid to any Guarantor after the occurrence and during the continuance of a Default on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Company, such amount shall be held in trust for the benefit of the Note Purchasers and shall forthwith be paid to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Related Documents.

Section 9. Payments Free and Clear. All sums payable by the Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever, or, in the event that the Guarantor is required by law to make any such deduction or withholding, the Guarantor shall pay to the Note Purchasers such additional amount as will result in the receipt by the Note Purchasers of the full amount payable hereunder.

Section 10. Solvency. As of the date hereof and after giving effect to the guaranty contemplated hereunder (a) the amount of the “present fair salable value” of the assets of the Guarantor will, as of such date, exceed the amount of all “liabilities of the Guarantor, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the solvency of debtors, (b) the present fair salable value of the assets of the Guarantor will, as of the date hereof, be greater than the amount that will be required to pay the liability of the Guarantor, on its debts as such debts become absolute and matured, (c) the Guarantor will not have, as of the date hereof, an unreasonably small amount of capital with which to conduct its business, and (d) the Guarantor will be able to pay its debts as they mature. For purposes of this Section “debt” means “liability or a claim”, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Section 11. GOVERNING LAW/JURISDICTION. This Guaranty Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. THE GUARANTOR HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDERS, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS GUARANTY AGREEMENT OR THE NOTES OR ANY OTHER RELATED DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND THE GUARANTOR WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

Section 12. Note Accounts. The Note Purchasers shall maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Notes, the Note Agreement and the Obligations, and in the case of any dispute relating to any amounts outstanding with respect to any of the Obligations, the entries in such account shall be binding upon the Guarantor absent manifest error.

Section 13. Waiver of Remedies. No delay or failure on the part of the Note Purchasers in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Note Purchasers of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

Section 14. Bankruptcy of Guarantor. In case of bankruptcy of the Guarantor, the Guarantor authorizes and directs the court, any trustee or the debtor-in-possession to deliver to the Note Purchasers a sufficient amount of property or money claimed as exempt or otherwise outside the estate of the Guarantor to pay or satisfy any outstanding Obligations.

Section 15. Successors and Assigns. Each reference herein to the Note Purchasers shall be deemed to include each Note Purchaser’s successors and assigns (including, but not by way of limitation, any subsequent holder or Transferee of any Notes or the Obligations) in whose favor the provisions of this Guaranty Agreement shall also inure, and each reference herein to the Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty Agreement shall also be binding,, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).

Section 16. Amendments. This Guaranty Agreement may not be amended or waived except in a writing signed by the Required Holders and the Guarantor.

Section 17. Payments. All payments made by the Guarantor pursuant to this Guaranty Agreement shall be made in the lawful currency of the United States, in immediately available funds to the account of the Note Purchasers and as identified in the Purchaser Schedule to the Note Agreement, not later than 11:00 a.m. New York time on the date one Business Day after demand therefor. All notices or demands to the Guarantor shall be in writing and shall be telecopied, mailed or hand delivered to the address for the Guarantor set forth below.

Section 18. Severability.

(a) All covenants, agreements representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty Agreement or the other Related Documents shall be considered to have been relied upon by the Note Purchasers and shall survive the purchase by the Note Purchasers of the Notes regardless of any investigation made by any of them or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any other fee or amount payable under the Note Agreement or any other Related Document is outstanding and unpaid and as long as the Note Agreement has not been terminated.

(b) In the event one or more of the provisions contained in this Guaranty Agreement or in any other Related Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 19. Headings. Section headings used in this Guaranty Agreement are for convenience only and shall not affect the construction of this Guaranty Agreement.

Section 20. Definitions. Terms used herein and not defined herein have their respective defined meanings as set forth in the Note Agreement.

Section 21. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Note Purchasers will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

Section 22. Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it (as a Subsidiary of the Company) contained in the Note Agreement are true and correct.

Section 23. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY AGREEMENT OR THE OTHER RELATED DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.

IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Guaranty Agreement as of the date and year first written above.

[NAME OF SUBSIDIARY]

By:
Name:
Title:
Address for Notices:

c/o Watsco, Inc.
2665 South Bayshore Drive, Suite 901
Coconut Grove, Florida 33133
Attention:
Telephone:

E-7